UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Unum Group

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Stockholders

Friday, May 22, 2009

2211 Congress Street, Portland, Maine

April 8, 2009

Unum Group Stockholders:

On behalf of the board of directors and all of the employees of Unum, it is my pleasure to invite you to our 2009 Annual Meeting of Stockholders on Friday, May 22, 2009. This year’s meeting will be held at 10:00 a.m. Eastern Daylight Time at our corporate offices located at 2211 Congress Street in Portland, Maine.

The purpose of the meeting is to elect four directors for terms expiring in 2012 and ratify Ernst & Young LLP as the company’s independent registered public accounting firm for 2009. We will also consider any other business that may properly come before the meeting.

The Board of Directors recommends that you vote in favor of Items 1 and 2, which are described in the attached Proxy Statement. For more information on attending the Annual Meeting, voting eligibility and how to cast a ballot on these measures, please review the section titled “About the Proxy and Annual Meeting” that begins on page 7.

We are again furnishing proxy materials to stockholders over the Internet, which allows us to lower our costs and reduce the environmental impact of our Annual Meeting. On April 8, 2009, we began mailing to certain stockholders a Notice Regarding the Availability of Proxy Materials. The notice contains instructions on accessing our 2009 Proxy Statement and Annual Report from our website, and how you can vote online. Some stockholders have requested or are required by law to receive the Proxy Statement and Annual Report by mail.

Thank you for your support of Unum Group. We look forward to seeing you at our Annual Meeting.

Sincerely,

Thomas R. Watjen
President and Chief Executive Officer

Unum Group	3

April 8, 2009

Notice of 2009 Annual Meeting of Stockholders

Time and Date	10:00 a.m. Eastern Daylight Time on Friday, May 22, 2009
Place	Unum Group 2211 Congress Street Portland, Maine 04122
Webcast

An audio webcast of the Annual Meeting will be available on our website at www.unum.com in the Investors area beginning at 10:00 a.m. Eastern Daylight Time on May 22, 2009. The webcast will be archived on the website through June 5, 2009. Information on the website, other than the Proxy Statement and form of proxy, is not a part of our proxy soliciting material.

Items of Business

•     To elect four members of the Board of Directors, each for a term of three years;

•     To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009; and

•     To transact other business that may properly come before the meeting.

Record Date	You can vote if you were a stockholder of record on March 25, 2009.
Proxy Voting	Every stockholder’s vote is important. Please complete, sign, date and return your proxy form, or submit your vote and proxy by Internet or telephone.
Annual Report to Stockholders

The Annual Report to Stockholders, including our audited financial statements for the fiscal year ending December 31, 2008, and the proxy card enclosed with this Proxy Statement, are being mailed or provided electronically on or about April 8, 2009, to stockholders of record.

Susan N. Roth

Vice President, Transactions, SEC and Corporate Secretary

Unum Group	5

6	Unum Group

2009 Proxy Statement	About the Proxy and Annual Meeting

About the Proxy and Annual Meeting

You are receiving these materials in connection with the solicitation of proxies on behalf of the Board of Directors of Unum Group to be voted at the Annual Meeting of Stockholders on Friday, May 22, 2009, or any adjournment or postponement of the Annual Meeting. The materials are being provided by Internet, by e-mail, or by mail if you have requested this method or it is required. This Proxy Statement and form of proxy are first being made available to stockholders on or about April 8, 2009.

The Annual Meeting will take place at 10 a.m. Eastern Daylight Time on May 22, 2009, at our corporate offices at 2211 Congress Street, Portland, Maine 04122.

What is included in these materials?

These materials include our Proxy Statement for the Annual Meeting and our 2008 Annual Report to stockholders, which includes audited consolidated financial statements. If you received a printed version of these materials by mail, in addition to the above you will also receive a proxy card or voting instruction card for the meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full printed set?

This year we are pleased to again be using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice Regarding the Availability of Proxy Materials on the Internet instead of a printed set of materials. All stockholders receiving the notice will have the ability to access our materials over the Internet and to request that current or future copies of these materials be sent by mail or e-mail. Instructions on how to access these materials over the Internet or to request a printed copy can be found on the meeting notice, which will also serve as an admission ticket for the Annual Meeting.

How can I get electronic access to the proxy materials?

Instructions on how to access electronic materials are included in the notice regarding the availability of our proxy materials and the proxy card or voting instruction card. These provide information on how to:

•	View our proxy materials for the Annual Meeting over the Internet; and

•	Instruct us to send future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at www.unum.com in the Investors area under Proxy Materials. Choosing to access your future proxy materials electronically is not only environmentally responsible, but will also reduce the cost of printing and distributing these documents. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions and website links to where those materials are available and to vote by proxy. Your choice to receive proxy materials by e-mail will remain in effect until you change it.

Where are Unum’s principal offices located?

Our principal executive offices are located at 1 Fountain Square, Chattanooga, Tennessee 37402. Our main telephone number is 423-294-1011.

Unum Group	7

About the Proxy and Annual Meeting	2009 Proxy Statement

How can I attend the Annual Meeting?

You will need an admission ticket or proof of ownership of the company’s common stock as of March 25, 2009, and valid picture identification (such as a driver’s license or passport) to enter the Annual Meeting. If you are a stockholder of record, the Notice Regarding the Availability of Proxy Materials will serve as an admission ticket, or if you received a printed set of proxy materials, an admission ticket is attached to your proxy card. Bring either the notice or detach and bring the ticket with you to the meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the meeting, you may present a recent brokerage statement or letter from a bank or broker as an example of proof of ownership. If you arrive at the meeting without an admission ticket, you will be admitted only after we can verify that you are a stockholder.

There will be signs on the corporate campus in Portland, Maine, directing you to parking and the meeting location. Directions to this location are provided in Appendix B of this Proxy Statement and are also available on our website at www.unum.com/directions. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting. For your safety and that of other stockholders, we reserve the right to inspect all personal items prior to admission.

Can I listen to the Annual Meeting on the Internet?

Yes, you can access a live audio webcast of the Annual Meeting on our website at www.unum.com, in the Investors area. To register, access the webcast on the website and provide the information requested. The meeting will begin at 10:00 a.m. Eastern Daylight Time on Friday, May 22, 2009, and be archived on our website through June 5, 2009.

Who can vote at the Annual Meeting?

Holders of the company’s common stock at the close of business on March 25, 2009, are entitled to receive this notice and to vote their shares at the Annual Meeting. On that date there were approximately 331,208,574 shares of our common stock outstanding. The common stock is the only class of equity securities entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

If your shares are registered directly in your name, you are the holder of record and these proxy materials have been sent directly to you by the company.

If you own your shares in a stock brokerage account or through a bank or other holder of record, you are the “beneficial owner” of shares held in “street name.” As a result, these proxy materials have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct the holder of record how to vote your shares. You must follow the instructions provided to you by the holder of record to have your vote counted.

8	Unum Group

2009 Proxy Statement	About the Proxy and Annual Meeting

How do I vote?

You may cast your vote prior to the Annual Meeting by using one of three methods:

By Internet

If you are a holder of record you may vote by Internet at www.envisionreports.com/unm. Internet voting is available 24 hours a day, although your vote by Internet must be received by 2:00 a.m. Eastern Daylight Time, May 22, 2009. You will need the control number included on the notice you received regarding the Internet availability of proxy materials or, if you are receiving a printed copy of these materials, on the enclosed proxy card. If you vote by Internet, do not return your proxy card or voting instruction card. If you hold your shares in “street name,” please refer to the voting instruction card provided to you by your broker, bank or other holder of record for Internet voting instructions.

By telephone

If you are a holder of record, you may vote by calling 800-652-VOTE (8683). If you are receiving a printed copy of these proxy materials, this toll free number is also included on the proxy card. Telephone voting is available 24 hours a day, although your vote by phone must be received by 2:00 a.m. Eastern Daylight Time, May 22, 2009. You will need the control number included on the notice you received regarding the Internet availability of proxy materials or, if you are receiving a printed copy of these materials, on the enclosed proxy card. If you vote by telephone, do not return your proxy card or voting instruction card. If you hold your shares in “street name,” please refer to the voting instruction card or notice of Internet availability of proxy materials provided to you by your broker, bank or other holder of record for telephone voting instructions.

By mail

If you are a holder of record and received a printed copy of the proxy materials, complete, sign, and date the proxy card and return it in the accompanying pre-addressed, stamped envelope. Your vote by mail must be received by our tabulator, Computershare Investor Services, at the below address by the close of business on May 21, 2009.

Proxy Services

c/o Computershare Investor Services

P.O. Box 43126

Providence, RI 02940-5138

If you hold your shares in “street name” and you received a printed copy of the proxy materials, please refer to the voting instruction card provided to you by your broker, bank or other holder of record for mailing instructions.

Note that the Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to give their voting instructions and confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. If you incur usage charges from Internet access providers and telephone companies or any other charges in connection with voting via the Internet or telephone, these charges must be paid by you.

Unum Group	9

About the Proxy and Annual Meeting	2009 Proxy Statement

You may also vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting. If you intend to vote in person, please notify the tellers prior to the beginning of the meeting.

How will votes be counted?

Proxies for shares that have been properly submitted, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you vote by proxy card or voting instruction card and sign the card, without indicating how you want your shares to be voted, your shares will be voted in accordance with the following recommendations of the Board of Directors:

•	FOR election of all the nominees for director; and

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

Directors are elected by a majority of the votes cast at the meeting. For this purpose, our bylaws provide that a majority of the votes cast means the number of votes “for” a director must exceed 50 percent of the votes cast with respect to that director. Each vote “against” a director will count as a vote cast with respect to that director, but an abstention will not count as a vote cast with respect to that director and thus will not impact the election of directors. If a director is not elected, our bylaws provide that the director must offer to tender his or her resignation to the Board. The Governance Committee will make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. If the director who tenders his or her resignation is a member of the Governance Committee, that director will not participate in the Governance Committee’s recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decisions and the rationale behind it within 90 days from the date of the certification of the election results.

A New York Stock Exchange (NYSE) member broker who holds shares in street name for a customer has the authority to vote on certain items if the broker does not receive instructions from the customer. The NYSE rules permit member brokers who do not receive instructions to vote both on the election of directors and the proposal to ratify the appointment of our independent registered public accounting firm.

Representatives of our transfer agent, Computershare Investor Services, will tabulate the votes and act as inspectors of the election. Proxies that are not signed and returned or otherwise properly submitted, including those not returned by banks, brokers, or other holders of record, will not be counted for quorum or voting purposes.

We will include the voting results from the Annual Meeting in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2009, which we expect to file with the SEC in August 2009.

10	Unum Group

2009 Proxy Statement	About the Proxy and Annual Meeting

What vote is required to approve a measure?

The affirmative vote of a majority of the votes cast at the Annual Meeting with respect to each director is required to elect that director to the Board.

The affirmative vote of a majority of the votes entitled to be cast by the stockholders represented and entitled to vote at the meeting is required to approve ratification of Ernst & Young LLP as our independent registered public accounting firm for 2009.

A quorum is required to transact business at the Annual Meeting and is reached if the holders of at least a majority of the shares entitled to vote are present, either in person or by proxy. Votes at the meeting are cast by stockholders present and by proxy ballots submitted prior to the meeting.

How can I revoke my proxy or change my vote?

If you are a holder of record, you can revoke your proxy before it is exercised by giving written notice of revocation to our Corporate Secretary. An earlier proxy is also revoked by a valid later proxy or later vote by telephone or by the Internet, or by appearing at the meeting and voting by ballot. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot.

How can I access Unum’s Annual Report on Form 10-K on the Internet or obtain a written copy?

You can access our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, via the Internet by going to the Investors area section of our website at www.unum.com. The 2008 Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

With a written request to the following address, or by calling toll-free 800-718-8824, we will provide to each person solicited a free copy of the 2008 Annual Report on Form 10-K, including the financial statements and financial statement schedules filed as part of the report.

Susan N. Roth

Office of the Corporate Secretary

Unum Group

1 Fountain Square

Chattanooga, Tennessee 37402

Who pays for the cost of this proxy solicitation?

We pay the cost of soliciting proxies from our stockholders. Proxies are solicited by mail and e-mail, and may also be solicited personally or by telephone by our directors, officers and employees. We have also retained the services of Innisfree M&A Incorporated, a proxy soliciting firm, to assist in distributing and soliciting the proxies for the Annual Meeting, and Computershare Investor Services, to provide certain administrative services in connection with distributing the proxies for the meeting. We pay Innisfree a fee of $15,000 and reasonable out-of-pocket expenses. We also makes appropriate

Unum Group	11

About the Proxy and Annual Meeting	2009 Proxy Statement

arrangements with brokerage houses, banks and other custodians, nominees and fiduciaries, to help solicit proxies from the beneficial owners of shares held of record by such persons.

Will other business be conducted at the Annual Meeting?

At the time this Proxy Statement was printed, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

How can stockholders include proposals for presentation at Unum’s 2010 Annual Meeting?

SEC rules and our bylaws allow for the submission of proposals by stockholders for presentation at the Annual Meeting, although they also make clear that simply submitting a proposal does not guarantee its inclusion. While it is too late for proposals to be submitted for presentation at this year’s meeting, if a stockholder wants to include a proposal in the Proxy Statement and form of proxy for presentation at our 2010 Annual Meeting, the proposal must be received at the below address by December 9, 2009.

Office of the Corporate Secretary

Unum Group

1 Fountain Square

Chattanooga, Tennessee 37402

Is Unum “householding” for stockholders sharing the same address?

The SEC’s rules for delivery of proxy materials to stockholders permit us to deliver a single copy of these documents to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and its use can significantly reduce the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple stockholders sharing a single address unless we receive instructions to the contrary from one or more of those stockholders. We will still be required, however, to send you and each other stockholder at your address an individual proxy voting card. If you would like to receive more than one set of proxy materials, copies are available by writing the address below or calling toll-free 800-446-2617:

Computershare Investor Services

P.O. Box 43069

Providence, RI 02940-3069

The same phone number and address may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy our proxy materials if you are receiving multiple copies.

12	Unum Group

2009 Proxy Statement	Board and Committee Information and Membership

Board and Committee Information and Membership

How often does the Board meet?

During 2008, our Board of Directors met eight times. With the exception of Kevin T. Kabat, who joined the Board on June 30, 2008, each incumbent director attended at least 75 percent of the total of full Board and Committee meetings held during the period for which each was a director and/or served on a committee. In addition to executive sessions of the standing committees, the independent directors met seven times in executive session during 2008. Jon S. Fossel, the Chairman of the Board and lead independent director, presides over the executive sessions of the independent directors.

As stated in our Corporate Governance Guidelines, all directors are expected to make every effort to attend the Annual Meeting and meetings of the Board and committees of which they are members. All members of our Board attended the Annual Meeting in 2008.

What are the standing Board committees?

The Board of Directors has five standing committees: Audit, Finance, Governance, Human Capital and Regulatory Compliance. In addition to the duties contained in their respective charters, each committee may be assigned additional tasks by the Board from time to time, and each is charged with reporting its activities to the Board. Each standing committee has a charter, all of which are available free of charge on our website at www.unum.com in the Investors area under Corporate Governance. Copies also are available from the following address or by calling toll-free 800-718-8824.

Office of the Corporate Secretary

Unum Group

1 Fountain Square

Chattanooga, Tennessee 37402

Which Board members serve on what committees?

Following is a list of current Board members and the respective committees each serves on. A “C” means the director is a committee chairperson.

Unum Group	13

Board and Committee Information and Membership	2009 Proxy Statement

BOARD MEMBERS AND COMMITTEES
Name	Term Expires	Audit	Finance	Governance	Human Capital	Regulatory Compliance
E. Michael Caulfield	2010	X	C
Jon. S. Fossel	2011
Pamela H. Godwin	2009			X	X
Ronald E. Goldsberry	2010		X	X
Kevin T. Kabat	2010		X			X
Thomas Kinser	2009	X			X
Gloria C. Larson	2011	X				C
A.S. (Pat) MacMillan, Jr.	2009				C	X
Edward J. Muhl	2009				X	X
Michael J. Passarella	2010	C	X
William J. Ryan	2011		X	C
Thomas R. Watjen	2011

Audit Committee

The primary purpose of the Audit Committee is to oversee the company’s financial reporting process on behalf of the Board of Directors. Under the charter, the Committee’s overall responsibilities include selecting the independent registered public accounting firm, and monitoring and oversight of the:

•	Integrity of our financial statements;

•	Effectiveness of our internal controls over financial reporting;

•	Legal and regulatory compliance;

•	Performance and use of our internal audit function and independent auditors;

•	Code of Business Conduct and Ethics policies and procedures; and

•	Financial risks, operational risks and any other risks not allocated to another Board committee.

Members as of December 31, 2008, were: Michael J. Passarella (Chair), E. Michael Caulfield, Thomas Kinser and Gloria C. Larson.

The Audit Committee met 11 times during 2008. All members of the Audit Committee are independent according to the NYSE requirements, and as required by SEC rules and regulations, and otherwise satisfy the independence requirements of our Corporate Governance Guidelines. The Board has determined that two members of the Audit Committee, Michael J. Passarella and E. Michael Caulfield, are “audit committee financial experts” as defined by SEC regulations. Both Mr. Passarella and

14	Unum Group

2009 Proxy Statement	Board and Committee Information and Membership

Mr. Caulfield also have accounting or related financial management expertise within the meaning of the listing standards of the NYSE. All members of the Audit Committee have been determined by the Board to be “financially literate” as required by the NYSE.

Finance Committee

The Finance Committee assists the Board in overseeing risk associated with the company’s investments and related financial matters. Oversight of financial risk, however, is the responsibility of the Audit Committee. Under the charter, the Finance Committee’s overall responsibilities are to:

•	Monitor, evaluate and recommend present and future capital and financing plans and capital requirements and opportunities relative to our business;

•	Develop, adopt, revise, and oversee implementation of and compliance with investment strategies, guidelines and policies;

•	Review, advise and provide reports with respect to our financial resources and investments to the Board of Directors;

•	Authorize borrowing by the company;

•	Review material proposed mergers, acquisitions, divestitures, restructurings, and joint ventures and report to the Board on implications to our financial and capital plans; and

•	Review, assess and report on the impact of various finance activities on our debt ratings.

Members as of December 31, 2008, were: E. Michael Caulfield (Chair), Ronald E. Goldsberry, Kevin T. Kabat, Michael J. Passarella and William J. Ryan.

The Finance Committee met six times during 2008. All Committee members satisfy the independence requirements of our Corporate Governance Guidelines.

Governance Committee

The Governance Committee has primary responsibility for developing, implementing and overseeing the company’s corporate governance policies. Under the charter, the Committee’s primary responsibilities are to:

•	Oversee compliance with our Corporate Governance Guidelines;

•	Review the criteria for selecting new directors;

•	Identify qualified candidates for the Board;

•	Develop and implement a process for evaluating the Board and its members;

•	Develop standards for independence of directors; and

•	Periodically review and make recommendations to the Board regarding membership on Board Committees.

Unum Group	15

Board and Committee Information and Membership	2009 Proxy Statement

Members as of December 31, 2008, were: William J. Ryan (Chair), Pamela H. Godwin and Ronald E. Goldsberry.

The Governance Committee met six times during 2008. All members of the Governance Committee are independent according to the NYSE requirements and otherwise satisfy the independence requirements of our Corporate Governance Guidelines.

Human Capital Committee

The Human Capital Committee oversees the company’s compensation and benefits. Under the charter, the Committee’s primary responsibilities are to review and:

•	Approve the compensation for the CEO and other senior executives;

•	Evaluate employee compensation programs;

•	Oversee compensation regulatory compliance;

•	Recommend the compensation of directors to the Board;

•	Recommend any equity-based compensation plan to the Board;

•	Advise the Board on the Compensation Discussion and Analysis in our Proxy Statement;

•	Oversee compliance with the NYSE requirement that stockholders approve equity compensation plans; and

•	Prepare an Annual Report of the Committee for inclusion in our Proxy Statement as required by regulations of the SEC.

Members as of December 31, 2008, were: A.S. (Pat) MacMillan, Jr. (Chair), Pamela H. Godwin, Thomas Kinser and Edward J. Muhl.

The Human Capital Committee met five times during 2008. All members of the Committee are independent according to NYSE requirements and otherwise satisfy the independence requirements of our Corporate Governance Guidelines to serve as members of the Committee and are “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Committee Support

The Executive Compensation group in our corporate human resources department supports the Human Capital Committee. The Committee has engaged Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) as its independent compensation consultant since 2003 for advice on executive compensation, including the competitiveness of program design and award values. Committee meetings are generally attended by Towers Perrin, which also participates in executive sessions without members of management in attendance and communicates with Committee members outside of meetings. Towers Perrin reports directly to the Committee, although the consultants may meet with members of management from time to time on proposals management may make to the Committee. The Committee evaluates the independence of its consultants in accordance with the policy it adopted in February 2009.

16	Unum Group

2009 Proxy Statement	Board and Committee Information and Membership

Regulatory Compliance Committee

The Regulatory Compliance Committee has responsibility for overseeing state and federal regulatory matters that arise in connection with our business that are not presently covered as part of the specifically delegated responsibility of one of the other standing Board committees. Under the charter, the Committee’s primary responsibilities are to monitor and oversee:

•	Compliance by the company and its insurance subsidiaries with applicable laws and regulations concerning market conduct and Title I of the Employee Retirement Income Security Act of 1974, as amended;

•

Surveys, complaints and other sources of information relating to customer satisfaction with the products and services of the company and its insurance subsidiaries, particularly in claims handling services; and

•

Continued compliance with the Plan of Corrective Action entered into by our insurance subsidiaries as part of the Regulatory Settlement Agreements under the Multistate Market Conduct Examination (“RSA”) and the California Settlement Agreement (“CSA”) (Information with respect to the RSA and CSA is posted on our website at www.unum.com/settlementagreement/).

Members as of December 31, 2008, were: Gloria C. Larson (Chair), Kevin T. Kabat, A.S. (Pat) MacMillan, Jr. and Edward J. Muhl.

The Regulatory Compliance Committee met six times during 2008. All members of the Regulatory Compliance Committee are independent and satisfy the requirements of our Corporate Governance Guidelines.

Unum Group	17

Audit Committee Report	2009 Proxy Statement

Audit Committee Report

The primary purpose of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors and is more fully described in the Committee’s charter, which is available on the company’s website www.unum.com in the Investors area under Corporate Governance. The charter is also available by writing to the following address or by calling toll-free 800-718-8824.

Office of the Corporate Secretary

Unum Group

1 Fountain Square

Chattanooga, Tennessee, 37402

Management has the primary responsibility for our financial statements and the reporting process, including the establishment and effectiveness of our internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Our independent registered public accounting firm (“independent auditor”) is responsible for performing an independent audit of the financial statements and expressing an opinion on whether they conform to generally accepted accounting principles. The firm also is responsible for auditing management’s assessment of the effectiveness of financial reporting’s internal controls. The auditors report directly to the Committee, which is responsible for the appointment, compensation and oversight of the work performed by the auditors.

The Committee reviewed with the independent auditors their judgments of the quality and acceptability of our accounting principles and other matters required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (as amended). The Committee also received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence, and discussed with the independent auditor the independent auditor’s independence.

The Committee and the company’s internal and independent auditors discussed the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that our audited financial statements for 2008 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Michael J. Passarella, Chair

E. Michael Caulfield

Thomas Kinser

Gloria C. Larson

18	Unum Group

2009 Proxy Statement	Corporate Governance

Corporate Governance

Selection of Nominees for the Board

The Governance Committee considers candidates for Board membership suggested by Board members, management and stockholders. The Committee uses a national executive search firm to help it identify candidates for the Board, obtain information about prospective candidates’ backgrounds and experience, determine the candidates’ levels of interest in becoming a director of our company, and make arrangements for meetings with prospective candidates. A stockholder who wishes to recommend a prospective nominee for the Board should notify the company’s Corporate Secretary in writing at:

Office of the Corporate Secretary

Unum Group

1 Fountain Square

Chattanooga, Tennessee 37402

The nominee recommendation should include information required by the company’s bylaws regarding stockholder nominations. Those requirements can be found in this document under “Election of Directors — How are nominations for election to the Board made?” or on our website at www.unum.com in the Investors area under Corporate Governance.

Once the Committee has identified a prospective nominee, a decision is made on whether to conduct a full evaluation of the candidate. This decision is based on information provided to the Committee as well as its own knowledge of the prospective candidate. This may be supplemented by information from the search firm assisting the Committee, or by inquiries to the person making the recommendation, or others. The preliminary determination to proceed further is based primarily on the need for additional Board members and the likelihood that the prospective nominee fulfills the Board’s requirements. The Committee evaluates the prospective nominee against criteria in the company’s Corporate Governance Guidelines, which include:

•	Evidence of high ethical conduct, integrity, sound judgment and accountability for one’s decisions and actions;

•	Current knowledge and experience that fulfill skills needed on the Board;

•	A willingness to commit time to the Board in order to fulfill its responsibilities;

•	A fit with other directors to build a Board that is effective and responsive to the needs of the company;

•	Embracing a diversity of viewpoints, gender, ethnic background, age, professional experience and other demographics; and

•	Fulfillment of the requirements of independence if the person is being considered for a position as an independent director.

Unum Group	19

Corporate Governance	2009 Proxy Statement

The Committee also considers the number of other public company boards and audit committees on which a prospective nominee serves. The Corporate Governance Guidelines limit the number of public company boards on which a director of the company serves to no more than three in addition to Unum’s Board. The Corporate Governance Guidelines further limit members of the Audit Committee of the Board to serving on no more than two other audit committees of public companies.

The Committee also considers other experience or qualifications from time to time, including:

•	The current composition of the Board;

•	Any needs of the Board; and

•	The need for additional members to satisfy Audit Committee requirements.

The Committee then compares prospective nominees and determines whether to interview a nominee, either in person or by telephone. After completing the evaluation and interview, the Committee makes a recommendation to the full Board as to whom, if anyone, should be nominated. The Board determines whether to accept the nominee after considering the recommendation of the Committee. In accordance with regulatory requirements, the Board may counsel with, or obtain approval of, certain state insurance regulators in connection with the qualifications of individuals asked to become directors. In June 2008, the Committee nominated Kevin T. Kabat for election to the Board effective June 27, 2008. The Committee’s evaluation reflected that Mr. Kabat’s experience and expertise as a chief executive officer of a public company in the financial services industry, and competencies he would bring to the Board in the areas of finance, management and regulatory matters, would be beneficial to the Board.

As outlined in its charter and the Corporate Governance Guidelines, the Committee reviewed the continued service on the Board of those directors whose terms expire at this Annual Meeting. This review took into account each director’s interest in continuing to serve, his or her contributions to the Board, and whether each director possessed special areas of experience or other traits or skills needed by the Board. Following this review, the Committee recommended the re-election of the four nominees identified in this Proxy Statement — Pamela H. Godwin, Thomas Kinser, A.S. (Pat) MacMillan, Jr. and Edward J. Muhl.

Determination of Independence of Directors

In February 2004, the Board adopted Corporate Governance Guidelines, which were amended in May 2007. These guidelines meet or exceed the listing standards of the NYSE. The portion of the Corporate Governance Guidelines addressing director independence is included in this Proxy Statement under “Corporate Governance — Independence of Directors.” The full text of the Corporate Governance Guidelines can be found on our website at www.unum.com in the Investors area under Corporate Governance. A copy of the Corporate Governance Guidelines is also available by writing to the below address or by calling toll-free 800-718-8824.

Office of the Corporate Secretary

Unum Group

1 Fountain Square

Chattanooga, Tennessee, 37402

20	Unum Group

2009 Proxy Statement	Corporate Governance

Our Corporate Secretary gathers information provided by the directors about their respective relationships and entities with which they are affiliated that might affect their independence from the company. The Committee reviews this information and makes recommendations to the Board as to the independence of the directors. The Board reviews the Committee’s findings and recommendations and makes a determination as to the independence of directors.

Stockholder Communications with the Board

Stockholders may communicate with our lead independent director — currently our Chairman of the Board, Jon S. Fossel — or any Board members by writing to the below address:

Office of the Corporate Secretary

Unum Group

1 Fountain Square

Chattanooga, Tennessee, 37402

In March 2006, the Board approved a process for handling letters received by the company and addressed to non-management members of the Board. Under this process, our Corporate Secretary reviews all such correspondence and regularly provides a log and copies of the correspondence to the lead independent director, who determines whether further distribution of correspondence is appropriate and to whom it should be sent. Any director may at any time review this log and request copies of correspondence. Concerns relating to accounting, internal controls or auditing matters are promptly brought to the attention of the internal auditor and handled in accordance with procedures established by the Audit Committee. The Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded from the process, including mass mailings, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, and matters related to claims.

Code of Business Practices and Ethics

In May 2003, the Board adopted a code of business practices and ethics applicable to all or our directors, officers and employees. Separately, the Board adopted a code of ethics applicable to our CEO and certain of our senior financial officers. Both of these codes are available on our website at www.unum.com in the Investors area under Corporate Governance. Copies are also available without charge from the below address or by calling toll-free 800-718-8824.

Office of the Corporate Secretary

Unum Group

1 Fountain Square

Chattanooga, Tennessee, 37402

We will provide notice of any waivers of the code of business practices and ethics granted to executive officers or directors on our website and will report any waivers of the code of ethics granted to our CEO or certain of our senior financial officers to the SEC. No waivers have been granted to date, and no such waivers are anticipated.

Unum Group	21

Corporate Governance	2009 Proxy Statement

Independence of Directors

The Board presently has one inside director, and the Board believes that there should not be more than two. Inside directors generally include current officers and any person who has been an officer within the past five years. All others are regarded as independent, outside or non-management directors. As required by the NYSE, a majority of the Board must have no material relationship with Unum and must otherwise meet the NYSE’s criteria for independence. The Board has determined that the following current directors are independent: E. Michael Caulfield, Jon S. Fossel, Pamela H. Godwin, Ronald E. Goldsberry, Kevin T. Kabat, Thomas Kinser, Gloria C. Larson, A.S. (Pat) MacMillan, Jr., Edward J. Muhl, Michael J. Passarella, and William J. Ryan. There is only one member of our Board who is not independent, Thomas R. Watjen, because he is employed as our President and Chief Executive Officer. In reaching the determination that all other directors are independent, the Board applied the standards set forth below which are required by the Corporate Governance Guidelines and include certain categorical standards as to immateriality.

Under NYSE standards, a director is not independent if:

•	He or she is, or has been within the last three years, an employee of Unum, or an immediate family member is, or has been within the last three years, an executive officer of the company;

•

The director has received, or has an immediate family member who has received, during any 12-month period within the past three years, more than $120,000 in direct compensation from Unum, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(A) The director or an immediate family member is a current partner of a firm that is Unum’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and worked on the company’s audit within that time;

•

The director or an immediate family member is, or has been employed as an executive officer of another company within the last three years, where any of Unum’s present executive officers at the same time serves or served on that company’s compensation committee; and

•

The director is a current employee, or an immediate family member is a current executive officer of a company that has made payments to, or received payments from, Unum for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2 percent of such other company’s consolidated gross revenues.

In accordance with listing standards of the NYSE, the Board has determined that the following “categorical standards” will be used to determine whether a relationship between a director and Unum is immaterial and requires no further analysis of the relationship in determining “independence”:

•

If a director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from, Unum for property or services in an amount which in any of the last three fiscal years, does not exceed the greater of $1 million or 2 percent of such other company’s consolidated gross revenues and, where there

22	Unum Group

2009 Proxy Statement	Corporate Governance

are comparable transactions, the relationship is in the ordinary course of business of Unum and is on substantially the same terms as those prevailing under competitive circumstances at the time for comparable transactions with non-affiliated parties; and

•

Contributions to a charity in which a director of Unum serves as an officer, director or trustee that do not annually exceed a combined 2 percent of the charity’s goal for the year (or other comparable goal as determined by the Governance Committee) or 2 percent of Unum’s annual charitable contribution budget; provided, however, that this limitation shall not apply to annual United Way contributions by Unum that have traditionally been made in communities in which the company has operation centers with more than 500 employees and do not materially exceed the amount of the contribution in the prior year.

Our Related Party Transaction Policy

Our written policy concerning related party transactions, which was approved by the Board in May 2007, defines “related party transaction” as any transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. “Related party” includes any director, director nominee, executive officer of the company, any person who beneficially owns more than 5 percent of the company’s stock, and any member of any of their immediate families or any company or other entity in which they have at least a 10 percent interest or other material financial interest. Immediate family members covered under this policy include any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any other person (other than a tenant or employee) sharing the household with the nominee, director, executive officer, or 5 percent beneficial owner.

Prior to entering into the transaction, the related party must notify our General Counsel of the facts and circumstances of the transaction. The General Counsel determines whether the proposed transaction is a related party transaction. If the transaction is determined to be a related party transaction, it is submitted to the disinterested members of the Audit Committee for consideration at the next Committee meeting (or to the chair of the Committee if it is not practical to wait until the next meeting and the chair is not a related party to the transaction). The Committee considers all relevant facts and circumstances, including the benefits to the company, benefits to the related party, and if the related party is an independent director or nominee, the potential effect on the director’s or nominee’s independence of entering into the transaction, any improper conflict of interest that may exist, the availability of other sources for the products and services, the terms of the transaction, and the terms available from or to unrelated third parties generally. The transaction may be approved if it is determined in good faith not to be inconsistent with the best interests of the company and its stockholders. Certain types of transactions are deemed to be pre-approved by the Audit Committee, including executive officer and director compensation arrangements approved by the Board of Directors or the Human Capital Committee, any transaction between the company and any entity in which a related party has a relationship solely as a director, less than 10 percent equity holder, or an employee (other than an executive officer) or all of these relationships.

Unum Group	23

Corporate Governance	2009 Proxy Statement

Transactions with Related Persons

Liston Bishop III became an executive officer of the company on April 1, 2008, when he was appointed interim general counsel. Mr. Bishop was an equity member in the law firm of Miller & Martin PLLC until he became Executive Vice President and General Counsel of our company on October 1, 2008, at which time he withdrew from the law firm and became our full-time employee. During 2008, the firm received approximately $1.4 million from our company for services rendered by members and employees of the firm. Mr. Bishop’s compensation from the firm was based on a percentage interest he had in the firm’s revenues that was established at the beginning of 2008, and was not dependent upon amounts received by the firm from our company or any other client of the firm during the year. Pursuant to our Related Party Transactions Policy (as described above), the proposed transaction was reviewed by the General Counsel serving at the time Mr. Bishop’s engagement by our company was proposed and submitted by that General Counsel to the Audit Committee, which reviewed and approved the transaction.

24	Unum Group

2009 Proxy Statement	Election of Directors

Election of Directors

(Item 1 on the Proxy Card)

Our Board of Directors currently has 12 members, with directors divided into three classes. Generally, at each Annual Meeting, one class of directors, or approximately one-third of the total number of directors, will be elected with a term lasting three years. The term of the Class I directors expires with this Annual Meeting.

The Board of Directors proposes the election of Pamela H. Godwin, Thomas Kinser, A.S. (Pat) MacMillan, Jr. and Edward J. Muhl as Class I directors, each to hold office for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2012, and until their successors are elected and qualified or until his or her earlier death, resignation or retirement. Each nominee is currently serving as a member of our Board of Directors.

We expect each nominee for election as a director to be able to serve if elected. If any nominee becomes unable to serve, the persons we have named as proxy holders will vote for a substitute nominee the Board of Directors recommends, if any.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

Proxies solicited by the Board of Directors will be voted FOR this proposal unless you specify otherwise in your proxy.

Nominees for Election for Terms Expiring in 2012

Below are the individuals, along with their photographs, ages, positions, principal occupations, business experience and directorships, who are the four nominees for directors with terms expiring in 2012.

Pamela H. Godwin

Ms. Godwin, 60, has been President of Change Partners, Inc., a consulting firm specializing in organizational change and growth initiatives, since 2001. From 1999 to 2001, she was President and Chief Operating Officer of the personal lines agency division of GMAC Insurance. Previously, she was Senior Vice President of customer management for the credit card division of Advanta Corporation and President and Chief Operating Officer of Academy Insurance Group, a unit of Providian Corporation. From 1974 to 1988, she held a number of executive positions within Colonial Penn Group, Inc., including Senior Vice President of property/casualty claims. She has been a director since 2004, and her term expires in 2009.

Unum Group	25

Election of Directors	2009 Proxy Statement

Thomas Kinser

Mr. Kinser, 65, was President, Chief Executive Officer and a Director of BlueCross BlueShield of Tennessee from 1994 to 2003. From 1991 to 1994, he was Executive Vice President and Chief Operating Officer of BlueCross BlueShield Association in Chicago. Previously, from 1976 to 1991, he held a number of executive positions with BlueCross BlueShield of Georgia, including President and Chief Executive Officer. He has been a director since 2004, and his term expires in 2009.

A.S. (Pat) MacMillan, Jr.

Mr. MacMillan, 65, has served as the Chief Executive Officer of Triaxia Partners, Inc. (formerly known as Team Resources, Inc.) since 1980. Triaxia’s practice areas include organizational strategy and design, as well as team and leadership development. Specific services include management consulting, management training and organizational audits. He is also a trustee of The Maclellan Foundation, Inc., and a director of MetoKote Corporation. He has been a director since 1995, and his term expires in 2009.

Edward J. Muhl

Mr. Muhl, 64, served as the National Leader of the Insurance Regulatory Advisory Practice of PricewaterhouseCoopers from 2001 until his retirement in June 2005. He was Senior Managing Director of Navigant Consulting, Inc. from 1998 to 2000, which he joined as Executive Vice President in 1997. Mr. Muhl previously served as the Superintendent of Insurance of the State of New York from 1995 to 1997 and as the Insurance Commissioner of the State of Maryland from 1982 to 1988, and was President of the National Association of Insurance Commissioners. He is also a director of Farm Family Insurance Company and Syncora Holdings, Ltd. He has been a director since 2005, and his term expires in 2009.

26	Unum Group

2009 Proxy Statement	Election of Directors

Continuing Directors

Below are the eight directors whose terms are continuing through 2009 and 2010.

E. Michael Caulfield

Mr. Caulfield, 62, served as President of Mercer Human Resource Consulting from September 2005 until September 2006, prior to which he had served as Chief Operating Officer from July 2005. He retired as Executive Vice President of Prudential Insurance Company in 2000. Mr. Caulfield held a number of executive positions with Prudential Insurance Company from 1989 until his retirement, including Executive Vice President of Financial Management, Chief Executive Officer of Prudential Investments, and President of both Prudential Preferred Financial Services and Prudential Property and Casualty Company. Prior to joining Prudential, he was a partner in Greenwich Associates, and held various executive positions at Mellon National Corp. He previously served as a director of our company from August 2004 to July 2005. He rejoined our company as a director on January 1, 2007, and his term expires in 2010.

Jon S. Fossel

Mr. Fossel, 67, became Chairman of the Board of the company effective October 1, 2006. Mr. Fossel retired as Chairman and Chief Executive Officer of the OppenheimerFunds in 1996. He continues to serve as a trustee of 40 of the Denver-based OppenheimerFunds mutual funds. In November 2004, Mr. Fossel also became a director of Northwestern Corporation d/b/a Northwestern Energy, an electricity and natural gas provider. He has been a director since 2002, and his term expires in 2011.

Ronald E. Goldsberry

Dr. Goldsberry, 66, is an independent contractor to Deloitte Consulting. He served as Chairman of OnStation Corporation (formerly known as Carstation.com) from November 1999 until August 2006, and as Chief Executive Officer of OnStation from January to May 2002 and from November 1999 to March 2001. He served as Global Vice President and General Manager of Global Ford Customer Service Operations at Ford Motor Company from January 1997 to November 1999. Prior to that time, Dr. Goldsberry served as General Manager of the Customer Service Division of Ford Motor Company from February 1994 to December 1996 and General Sales and Marketing Manager for the Parts and Service Division from October 1991 to February 1994. He has been a director since 1999, and was a director of our predecessor company UNUM Corporation from 1993 until its merger with Provident Companies in 1999. His term expires in 2010.

Unum Group	27

Election of Directors	2009 Proxy Statement

Kevin T. Kabat

Mr. Kabat, 52, is the President, Chief Executive Officer and Chairman of the Board of Directors of Fifth Third Bancorp, where he has served in such positions since June 2006, April 2007 and June 2008, respectively. Previously, Mr. Kabat was Executive Vice President of Fifth Third Bancorp from December 2003 and President and Chief Executive Officer of Fifth Third Bank (Michigan) from April 2001. Prior to joining the Fifth Third Bancorp organization, Mr. Kabat served in a number of management and executive positions with Old Kent Financial Corporation from 1982 to 2001, including as its Vice Chairman and President, and as an organizational consultant with Merchants National Bank in Indianapolis from 1980 to 1982. Mr. Kabat was elected as a director of our company in June 2008 to fill a newly created position, and his term expires in 2010.

Gloria C. Larson

Ms. Larson, 58, has been the President of Bentley University since July 2007. She previously served as Co-Chairperson of the Government Practices Group of the law firm Foley Hoag LLP and Coordinator for the Administrative Practices Group. Prior to joining Foley Hoag, she was Secretary of Economic Affairs for the Commonwealth of Massachusetts from 1993 to 1996 and Secretary of Consumer Affairs and Business Regulation from 1991 to 1993. Before joining the Commonwealth of Massachusetts, she was Deputy Director of Consumer Protection for the Federal Trade Commission and an attorney in private practice. She has been a director since 2004, and her term expires in 2011.

Michael J. Passarella

Mr. Passarella, 67, was an audit partner of PricewaterhouseCoopers LLP from 1975 until his retirement in 2002. He served as the managing partner of that firm’s securities industry practice from 1983 to 1998 and was the capital markets industry global audit leader from 1998 to 2001. Mr. Passarella served as a director and Chairman of the Audit Committee of Archipelago Holdings, Inc., from August 2004 until its merger in March 2006 with the New York Stock Exchange. He is also a director and Chairman of the Audit Committee of NYFIX, Inc. He has been a director since 2006, and his term expires in 2010.

28	Unum Group

2009 Proxy Statement	Election of Directors

William J. Ryan

Mr. Ryan, 65, is currently Chairman of TD Banknorth Inc. a banking and financial services company. He previously served as President, Chief Executive Officer and a Director of TD Banknorth Inc. until March 2007. He was Chairman, President, Chief Executive Officer and a Director of Banknorth Group Inc. until March 2005, when it was merged into TD Banknorth Inc. He was President and Chief Executive Officer of People’s Heritage Savings Bank from 1989 until its merger with Banknorth in 2000. Prior to 1989, he held a number of leadership positions with Bank of New England North, most recently as President and Chief Executive Officer. He is also a director of Wellpoint, Inc. He has been a director since 2004, and his term expires in 2011.

Thomas R. Watjen

Mr. Watjen, 54, has been our President and Chief Executive Officer since March 2003. He served as Vice Chairman and Chief Operating Officer from May 2002 until March 2003. He became Executive Vice President, Finance in June 1999 and assumed additional Risk Management responsibilities in November 1999. He has been a director since 2002, and his term expires in 2011.

How are nominations for election to the Board made?

Under our bylaws, nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by or at the direction of the Board. Such a nomination may be made by any nominating committee or person appointed by the Board, or by any stockholder of Unum entitled to vote for the election of directors at the meeting. Our policy is to consider candidates recommended by stockholders in the same manner as other candidates.

Timeliness of Nomination

Notice of such nominations, other than those made by or at the direction of the Board, must be made in a timely manner in writing to our Corporate Secretary by a stockholder of Unum. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices no later than the close of business on the 75th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the date of the Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered, or mailed and received not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 75th day prior to such Annual Meeting or the 10th day following the day on which we first make public announcement of the date of such meeting.

Unum Group	29

Election of Directors	2009 Proxy Statement

Nomination Information

Such stockholder’s notice shall set forth the following information:

As to each person whom the stockholder proposes to nominate for election or re-election as a director:

•	The name, age, business address and residence address of the person;

•	The principal occupation or employment of the person;

•	The class and number of shares of the company which are beneficially owned by the person;

•	A description of all arrangements, understandings or relationships between the stockholder and each nominee, and any other relevant person or person;

•	All information required by the National Association of Insurance Commissioners’ Biographical Affidavit and attachments, as amended or replaced;

•	Such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected; and

•

Any other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934, as amended (the “Act”), and any other applicable laws, rules or regulations of any governmental authority, or of any national securities exchange or similar body overseeing any trading market on which our shares are traded.

As to the stockholder giving the notice:

•

The name and address of record of the stockholder and its principals (as hereinafter defined) and any stockholder associated person as defined in our bylaws on whose behalf the nomination is made, and the name and address of record of any person that owns or controls, directly or indirectly, 10 percent or more of any class of securities or interests in such stockholder or stockholder associated person;

•	The class and number of shares of the company which are owned beneficially or of record by the stockholder and any stockholder associated person;

•	A list of all stockholder proposals and director nominations made by the stockholder during the prior 10 years;

•	A list of all litigation filed against principals of the stockholder during the prior 10 years asserting a breach of fiduciary duty or a breach of loyalty;

•

A representation that the stockholder is a holder of record of shares of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice. A principal of a stockholder shall be the chief executive officer (or the equivalent) of the stockholder and any individual who owns 10 percent or more, directly or indirectly, of any class of securities or interests in the stockholder and is employed by the stockholder;

30	Unum Group

2009 Proxy Statement	Election of Directors

•

Any derivative positions held or beneficially held by the stockholder and any stockholder associated person, and whether, and the extent to which, any hedging or other transaction or series of transactions has been entered into, by, or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, such stockholders or any stockholder associated person with respect to any share of our stock;

•	All information required by the National Association of Insurance Commissioners’ Biographical Affidavit and attachments, as amended or replaced; and

•

A representation whether the stockholder or any stockholder associated person intends, or is a part of a group which intend (a) to deliver a Proxy Statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or otherwise (b) to solicit proxies from stockholders in support of such proposal or nomination.

No potential director nominated by a stockholder is eligible for election as a director unless nominated in accordance with these procedures.

Unum Group	31

Security Ownership of Directors and Officers	2009 Proxy Statement

Security Ownership of Directors and Officers

The following table shows the number of shares of the company’s common stock beneficially owned as of March 25, 2009, by each director and each named executive and by all directors and executive officers as a group. The table also includes information about stock options, restricted stock and deferred share rights credited to the accounts of directors and executive officers under various compensation and benefit plans. Restricted stock units that represent a contingent right to receive shares of the company’s common stock are also reported below, but are not included in the Total Shares Beneficially Owned column. No shares are pledged as security.

32	Unum Group

2009 Proxy Statement	Security Ownership of Directors and Officers

	SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS						(as of March 25, 2009)
Name	Shares Beneficially Owned	Shares Beneficially Owned Subject to Options Exercisable as of May 24, 2009	Shares of Restricted Stock	Restricted Stock Units(4)	Deferred Share Rights or Phantom Shares		Total Shares Beneficially Owned	% of Company Common Stock
E. Michael Caulfield	2,678	0	0	2,087	11,392		14,070	*
Jon S. Fossel	9,514	0	0	2,087	12,543		22,057	*
Pamela H. Godwin	3,840	0	0	2,087	21,160		25,000	*
Ronald E. Goldsberry	16,894	5,533	0	2,087	26,781	(1)	49,208	*
Kevin T. Kabat	0	0	0	1,764	2,557		2,557	*
Thomas Kinser	2,840	0	0	2,087	17,622		20,462	*
Gloria C. Larson	1,840	0	0	2,087	24,439		26,279	*
A. S. (Pat) MacMillan, Jr.	4,580	5,995	0	2,087	2,894		13,469	*
Edward J. Muhl	4,715	0	0	2,087	0		4,715	*
Michael J. Passarella	1,840	0	0	2,087	2,912		4,752	*
William J. Ryan	3,240	0	0	2,087	14,055		17,295	*
Thomas R. Watjen(2)	674,754	1,775,576	51,968	404,466	0		2,502,298	*
Robert O. Best(2)	120,169	106,759	9,103	72,910	0		236,031	*
Robert C. Greving(2)	48,510	68,130	8,834	50,844	0		125,474	*
Randy C. Horn	39,651	9,874	8,275	53,386	0		57,800	*
Kevin P. McCarthy	65,583	52,656	9,103	103,547	0		127,342	*
All directors and executive officers as a group(1) (2) (3)	1,037,955	2,044,030	91,829	768,282	136,355		3,310,169	*

*	Denotes less than 1 percent.

(1)	Includes number of deferred share rights credited to Dr. Goldsberry’s account under the former UNUM Corporation 1998 Director’s Deferred Compensation Plan as well as dividends declared on such rights.

(2)	Shares owned by Mr. Watjen, Mr. Best and Mr. Greving and the executive officers as a group include shares owned in the company’s 401(k) plan.

(3)	Includes shares owned jointly or separated by spouses and minor children of all directors and executive officers as a group. Does not include 445 shares of the company’s common stock voted solely by one of Ms. Ring’s immediate family members, of which beneficial ownership is disclaimed.

(4)	Does not include performance-based restricted stock units granted under the Equity Performance Grant. This was a special grant provided in 2007 that will vest based on stock price and financial hurdles. The following individuals received this grant: Mr. Watjen – 300,000; Mr. Best – 100,000; Mr. Greving – 60,000; Mr. Horn – 100,000; Mr. McCarthy – 120,000; and all other executive officers – 140,000.

Unum Group	33

Section 16(A) — Beneficial Ownership Reporting Compliance	2009 Proxy Statement

Section 16(A)

Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers, and 10 percent beneficial holders of our common stock are required to file with the Securities and Exchange Commission certain forms reporting their beneficial ownership of and transactions in Unum common stock. Based solely upon information provided by each such person, we believe each of our directors and executive officers and 10 percent beneficial owners filed all required reports on a timely basis during the last fiscal year. Due to an administrative error by the company, a Form 4 reporting grants to Robert C. Greving of 34,409 restricted stock units and 29,306 stock options, due on February 26, 2009, was filed on March 2, 2009.

34	Unum Group

2009 Proxy Statement	Report of the Human Capital Committee

Report of the Human Capital Committee

The Human Capital Committee has reviewed and discussed the following Compensation Discussion and Analysis section with Unum’s management. Based on this review and discussion, the Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in both the Proxy Statement and in the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

A.S. (Pat) MacMillan, Jr., Chairman

Pamela H. Godwin

Thomas Kinser

Edward J. Muhl

Unum Group	35

Compensation Discussion and Analysis	2009 Proxy Statement

Compensation Discussion and Analysis

Executive Summary

The detailed Compensation Discussion and Analysis that follows provides information on executive compensation philosophy, how and why compensation decisions are made, and how those decisions align with corporate and individual performance. The primary focus of the Human Capital Committee is to align compensation with corporate and individual performance.

In reviewing and analyzing executive compensation for 2008, the Committee highlights the following:

•

The Board sets measures and targets for the company and executives that are designed to drive shareholder value over an extended period of time. Value creation is measured on the basis of growth, profitability and effective capital management.

•	In 2008, the company performance was strong, generally meeting or exceeding all performance objectives established by the Board in spite of a very difficult economic environment.

•

Although shareholder return was negative for the year, the return exceeded the Standard and Poor’s (S&P) 500 index, the S&P Life index and outperformed our Proxy Peer Group as shown in the bar graph on page 37.

•	The Committee believes that the negative shareholder return for 2008 reflected broader stock market trends impacting the financial service sector rather than the result of the company’s performance.

•

In considering and reaching compensation decisions for the CEO and other named executives, the Committee considered achievement of corporate goals, individual performance, and shareholder return including relative performance and broader market trends.

Our five highest paid executives in 2008, who are included in the Summary Compensation Table on page 70 and who are referred to as “named executives” throughout this section, were:

•	Thomas R. Watjen, President and Chief Executive Officer;

•	Robert C. Greving, Executive Vice President, Chief Financial Officer and Chief Actuary;

•	Kevin P. McCarthy, Executive Vice President, President and Chief Executive Officer, Unum US;

•	Robert O. Best, Executive Vice President, Chief Operating Officer, Unum US; and

•	Randall C. Horn, Executive Vice President, President and Chief Executive Officer, Colonial Life.

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2009 Proxy Statement	Compensation Discussion and Analysis

2008 Environment

In many respects 2008 was one of the most difficult environments faced by companies in the financial services sector. The deepening recession, upheaval in the financial markets, extended credit crisis, and collapse of valuations for companies in our sector had a broad impact. Our company was no exception.

Against this backdrop, the company saw its shareholder return drop in 2008. However, as a result of solid financial and operating performance, total shareholder return for the year exceeded the Standard and Poor’s (S&P) 500 index, the S&P Life index and outperformed our Proxy Peer Group as shown in the bar graph below.

The following chart compares annual and five-year return for the company against certain key indices:

(1)	The Proxy Peer Group does not include Unum.

(2)	The five year return for the Proxy Peer Group does not include either Genworth Financial or Assurant.

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Compensation Discussion and Analysis	2009 Proxy Statement

Company Performance

The Committee first considers company performance when making compensation decisions. Despite the difficult economic climate, 2008 was a successful year as all of our businesses delivered strong operating performance, our investment portfolio posted solid results, and we exceeded our targets for capital and liquidity.

Highlights for the year include:

•	A continuation of consistent operating results, exceeding plan and analyst consensus estimates for all four quarters of 2008, and further building on the momentum created over the past several years;

•	Earnings per share growth of 14% exceeded plan and consensus estimates;(1)

•	Investment portfolio results remained strong, with a default rate significantly below the industry average;

•	Financial flexibility was enhanced as the company exceeded its capital management targets:

¡	Risk-based capital was 332% against a target of 300%;

¡	Leverage was 21.5%, better than our target of 25%;(1) and

¡	Holding company liquidity exceeded our benchmark by 75% while also completing a $700 million share repurchase.

•	Return on equity expanded to 12.0% from 11.2% in 2007;(1)

•	Total shareholder return for the year exceeded the Standard & Poor’s (S&P) 500 index, the S&P Life index and outperformed our Proxy Peer Group as shown on page 37;

•	Satisfied the obligations of the company’s various regulatory settlement agreements;

•	Promoted the company’s visibility and reputation in the market; and

•	Enhanced management talent and employee engagement at all levels.

Overall, the Committee was pleased with the performance of the company in 2008 and believes it is well-positioned for the future. The Committee also recognized, however, that the environment was difficult and as a result shareholder return was lower in 2008.

(1)	Certain performance measures are not calculated based on GAAP. These performance measures should be read in conjunction with Appendix A to this Proxy Statement, which includes a reconciliation to the most directly comparable GAAP measures.

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2009 Proxy Statement	Compensation Discussion and Analysis

Chief Executive Officer Compensation

Mr. Watjen’s total compensation is linked directly to both company performance and individual performance. An overview of Mr. Watjen’s individual performance and compensation is located on page 46. In addition, the detailed analysis later in this document outlines each individual element of Mr. Watjen’s compensation.

The company’s performance generally met or exceeded plan and the Committee considered Mr. Watjen’s individual performance to be excellent, but both the Committee and Mr. Watjen recognize that the overall environment was difficult. As noted earlier, the company’s share price outperformed certain peer indices, although total shareholder return was negative.

The Committee therefore concluded that Mr. Watjen’s total compensation should be lower than that generated only by measuring company and individual performance.

In calculating and awarding compensation, the Committee also considers the various compensation components absent the accounting and actuarial considerations required in the Summary Compensation Table on page 70. On this more simplified basis, the Committee considered Mr. Watjen’s compensation for 2008 performance to be $7,781,862 compared to compensation for 2007 performance of $10,384,164. A complete description of these amounts may be found on pages 47 and 65.

Compensation Philosophy and Processes

Our executive compensation philosophy is based on two core goals: (1) to reward performance that helps us achieve our corporate objectives; and (2) to attract and retain talented individuals. In practice, this means that we:

•	Offer a base salary that reflects the competitive market as well as the roles, skills, abilities, experience and performance of employees;

•	Provide incentive opportunities for all employees based on the achievement of corporate and individual performance; and

•

Align the long-term interests of management and stockholders, as well as promote a culture of ownership and accountability in the company, by offering equity-based compensation opportunities and requiring senior executive officers to retain equity awards for a specified period of time.

Who is responsible for evaluating and administering executive compensation?

The Committee, which consists solely of independent directors, evaluates, designs and administers a compensation program for executive officers that appropriately links pay, company performance, individual performance and the creation of shareholder value.

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The Committee, with input from the full Board, is directly responsible for evaluating the performance of the CEO as well as for determining the elements of his compensation. The Committee does consider the insights of the CEO regarding the environment and the company’s performance, and the impact those have on the compensation decisions for the CEO and others participating in the plan.

In determining the compensation for the other named executives, the Committee receives a performance assessment and compensation recommendations from Mr. Watjen. All of the other named executives report to Mr. Watjen except Mr. Best, who reports to Mr. McCarthy. Recommendations for Mr. Best are provided by Mr. McCarthy to Mr. Watjen, who then discusses these recommendations with the Committee. While the Committee considers these recommendations, it also exercises its independent judgment in determining compensation for the named executives based on the financial results of the company as well as the Board’s interactions with these individuals.

Does the Committee use an outside consultant for advice?

The Committee has engaged Towers Perrin as its compensation consultant. In this capacity, Towers Perrin provides the Committee with objective and expert analyses, independent advice and information with respect to executive and director compensation. Towers Perrin received $343,660 for services provided to the Committee in 2008.

To assure the independence of Towers Perrin in this capacity, compensation consultants from the firm report directly to the Committee. At each Committee meeting, an executive session is held without management present to discuss compensation issues with these consultants. Furthermore, management only interacts with the consultants when doing so on behalf of the Committee or as it relates to proposals the Committee will review for approval.

Towers Perrin has also taken steps to separate its compensation consultants from other services provided to Unum by the firm. These consultants are not involved in developing proposals or soliciting the company to secure additional business from Unum, nor do they participate in other consulting assignments for the company. The firm has also confirmed that pay for these consultants is not directly impacted by the fees Towers Perrin collects from Unum for the other services it provides, all of which are unrelated to the design of executive compensation. Towers Perrin attests to these independence steps annually by letter to the Committee.

At its meeting in February 2009, the Committee adopted a policy reaffirming that its compensation consultant must be independent from the company. The policy specifies that the Committee has the sole authority to select, retain and terminate compensation consultants required to discharge its duties and responsibilities, and to approve the fees and other retention terms for such consultants. Additionally, the policy sets forth standards designed to ensure that consultants retained by the Committee are independent of the persons for whom compensation advice or recommendations are solicited.

Members of the company’s finance, human resources and legal staffs also support the Committee in its work by providing information and responding to questions. Additionally, employees from these departments discuss various forms of executive compensation with Towers Perrin, including how the compensation plans fit with other programs and business objectives. While these staff members may make recommendations, the final decision on all executive compensation matters rests with the Committee.

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2009 Proxy Statement	Compensation Discussion and Analysis

What role do our named executive officers play in setting compensation?

Mr. Watjen does not participate in decisions related to the establishment of his own pay, nor does he have any decision-making authority with regard to his compensation or the compensation of any other named executive. These decisions are made by the Committee. However, as noted earlier the Committee does consider the insights of the CEO regarding the environment and the company’s performance, and the impact those have on the compensation decisions for him and others participating in the plan. Mr. Watjen also provides a self-assessment to the Board.

Mr. Watjen provides a performance assessment and compensation recommendations to the Committee for those executives who report to him. This includes all of the named executives except Mr. Best, who reports to Mr. McCarthy. Mr. McCarthy provides a performance assessment and compensation recommendations for Mr. Best to Mr. Watjen. These recommendations are considered by the Committee along with its own judgment in determining the compensation for named executives.

Has the company taken steps to assess the risk associated with its compensation programs?

The company’s chief risk officer, in consultation with the Committee, has undertaken a risk assessment of the company’s short- and long-term incentive programs. Based on this assessment, the Committee does not believe the company’s compensation programs currently encourage management to take unreasonable risks that could threaten the company’s value.

Benchmarking and Peer Group Design

To what extent does the Committee use external data to compare executive compensation?

When making compensation decisions, the Committee compares the compensation of our CEO and the other named executives to that of similarly-situated executives at peer companies. This process is often referred to as “benchmarking.” These comparisons are used as points of reference and do not take the place of internal analyses or consideration of the performance of the company and individual.

The Committee uses two sources for benchmarking executive compensation:

•

For named executives other than the CEO, the primary benchmarking source used is the Towers Perrin Diversified Insurance Study (Towers Perrin Study), which is a private study of 31 large insurance companies (including Unum). Most of these companies are our key competitors for executive talent. This study is used because the Committee believes it provides a relevant comparison, represents an unbiased selection of companies, and remains relatively constant.

•

For the CEO, the Committee uses a collection of peer firms (Proxy Peer Group) that includes a mix of publicly traded insurance and financial services companies that, like those in the Towers Perrin Study, are Unum’s primary competitors for executive talent. This group is the primary source for benchmarking CEO pay because the CEO role is generally consistent across companies. The Proxy Peer Group is not used for other named executives because non-CEO roles, particularly heads of subsidiaries and other business units, tend not to be directly comparable across other companies. Additionally, those in comparable positions at other companies may not be among the five highest-paid executives at those companies, in which

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Compensation Discussion and Analysis	2009 Proxy Statement

case data about their compensation may not be publicly available. The Committee also uses the Towers Perrin Study as a secondary source for benchmarking CEO pay.

The Committee reviews the Proxy Peer Group annually, and companies are added and deleted from this list as either industry consolidation occurs or our corporate objectives change. The companies that make up the Proxy Peer Group did not change in 2008. However, as a result of the substantial changes taking place among many companies in the financial services sector, the Proxy Peer Group may differ in 2009.

The table below sets forth the companies that comprise the Proxy Peer Group and the firms included in the Towers Perrin Study.

BENCHMARKING AND PEER GROUPS(1)

Company	Proxy Peer Group(2)	Towers Perrin Diversified Insurance Study	Company	Proxy Peer Group(2)	Towers Perrin Diversified Insurance Study

Aegon USA		•	Marsh & McLennan	•
Aetna	•	•	Massachusetts Mutual		•
AFLAC	•	•	MetLife	•	•
AIG		•	Mutual of Omaha		•
Allianz		•	Nationwide		•
Allstate		•	New York Life		•
American United Life		•	Northwestern Mutual		•
Aon	•		Pacific Life		•
Assurant	•		Phoenix Companies	•	•
AXA Equitable		•	Principal Financial	•	•
Cigna	•	•	Protective Life	•
Conseco	•		Prudential Financial	•	•
Genworth Financial(3)	•	•	Securian Financial		•
Guardian Life		•	Stancorp	•
Hartford Financial	•	•	Sun Life Financial		•
Humana	•		Thrivent Financial		•
ING		•	TIAA-CREF		•
John Hancock		•	Torchmark	•
Lincoln Financial	•	•	USAA		•

(1)	For compensation decisions made in early 2008, benchmarking comparisons were made to the 2007 Towers Perrin Diversified Insurance Study and the 2007 Proxy Peer Group. Although Unum is part of the Towers Perrin Study, we are excluded from this table.

(2)	In 2007, the Committee expanded the Proxy Peer Group to 18 companies to provide more robust and meaningful statistics. This group included larger competitors and smaller companies with Unum being roughly average in size within the group. The list was also broadened to include both property and casualty as well as life and health insurers.

(3)	Genworth was a new participant in the Towers Perrin Diversified Insurance Study for 2007.

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Does the Committee set targets for how its executive compensation compares to other companies?

Yes. Each element of compensation is targeted at the approximate median of the market as defined by the Proxy Peer Group and the Towers Perrin Study, although this comparison is only one of a number of factors that guide the Committee’s determinations. The elements of our compensation program are: (1) base salary; (2) targeted total cash (base salary plus targeted annual incentive); and (3) total direct compensation (base salary plus both targeted annual and long-term incentives). The comparison of our total cash and total direct compensation elements to those at peer companies ensures that the balance among the elements of compensation is competitive. At the same time, company and individual performance determines substantial amounts of the actual pay received by our named executives.

With respect to the CEO, the Committee compares each of the compensation elements to the Proxy Peer Group using the same methodology described above. Additionally, the CEO pay is compared to the median of the compensation paid to executives in comparable roles at the companies in the Towers Perrin Study as an additional source of data.

Does the Committee rely solely on peer group data when making decisions?

While peer group data is important, it is secondary to the primary factors considered by the Committee when making compensation decisions, which include the following:

•	Company performance;

•	Individual performance;

•	The executive’s level of responsibility;

•	The creation of shareholder value; and

•	Our corporate compensation philosophy.

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Elements of Pay

What are the elements of compensation for executives?

The elements of compensation for Unum’s named executives, each of which is described later in this section, are described in the table below.

PAY ELEMENTS
Compensation Element	Objective/Purpose
Annual base salary

To provide a fixed amount of compensation which is reflective of the market for similar jobs as well as individual skills, abilities and performance. Aligns with our compensation philosophy of attracting and retaining talented individuals.

Annual incentive awards

To motivate executives to achieve short-term corporate financial goals as well as individual objectives. Aligns with our compensation philosophy of rewarding performance in the achievement of short-term corporate objectives.

Long-term incentive awards

To motivate long-term performance and align the interests of management and shareholders. Aligns with our compensation philosophy of rewarding long-term performance and attracting and retaining talented individuals.

Retirement and workplace benefits

To provide a competitive program which addresses health, welfare and retirement needs of executives and other employees. Aligns with our compensation philosophy of attracting and retaining talented individuals.

Perquisites and other personal benefits	Most perquisites were eliminated as of January 1, 2008. The limited perquisites we currently offer are provided as the result of a specific business purpose or a contractual arrangement.

What is the company’s pay mix?

Consistent with our philosophy of tying compensation with the performance of the company, a majority of total compensation is allocated to annual and long-term incentives and as a result is considered “at risk.” We do not have a predetermined policy for allocating cash and non-cash, or short-term and long-term incentive compensation. Instead, the Committee annually reviews the Towers Perrin Study described earlier to ensure an appropriate level and mix of compensation based on competitive practices.

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2009 Proxy Statement	Compensation Discussion and Analysis

The following charts show the 2008 compensation mix for our CEO and the other named executives:

Note for 2008 All Other NEO Compensation Elements: Average chart includes Mr. McCarthy, Mr. Horn, Mr. Best and Mr. Greving.

(1)	Base Salary for individual executives range from 16.5% to 25.1%. The variance in the range of base salaries is a result of their roles and responsibilities within the company.

(2)	Incentive Pay for individual executives range from 19.6% to 24.8%. The variance in the range of incentive pay is a result of target as a percentage of salary.

(3)	LTI for individual executives range from 31.4% to 35.9%. The variance in the range of incentive pay is a result of target as a percentage of salary.

(4)	Equity Performance Grant for individual executives range from 11.3% to 17.0%. This is a special grant provided in 2007 that will vest based on stock price and financial hurdles.

(5)	Insurance and Benefits for individual executives range from 0.3% to 0.6%.

(6)	Retirement Benefits for individual executives range from 2.7% to 18.2%. The variance of retirement benefits is due to differences in age and years of service.

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Compensation Discussion and Analysis	2009 Proxy Statement

Chief Executive Officer Compensation

Mr. Watjen’s compensation is determined by the Committee using the same principles applied to all senior executives. The Committee strives to make its assessment thorough and objective using performance standards directly tied to what is important for the company’s success. The detailed discussion later in this analysis outlines each specific element of Mr. Watjen’s compensation. The Committee primarily considered the following factors in determining Mr. Watjen’s total compensation for the year ending December 31, 2008:

•	The company’s overall results, as summarized on page 38;

•	Mr. Watjen’s individual performance for the year;

•	The external economic environment including relative shareholder return and broader market trends; and

•	Our compensation philosophy as outlined on page 39.

In evaluating Mr. Watjen’s individual performance, the Committee considered feedback from all members of the Board of Directors. They noted the following results:

•	Achieved financial results despite a difficult economy:

¡	Restoration of profitable, sustainable growth across the company; and

¡	2008 results above plan and analyst consensus expectations.

•	Created a strong financial base:

¡	Overall financial flexibility was enhanced and capital management targets have been exceeded; and

¡	Maintained a solid investment portfolio with a default rate significantly below industry average

•	Continued emphasis on a culture which ensures the long-term success of the company:

¡	Focus on a culture emphasizing ethics, compliance and risk management; and

¡	Stronger relationships and enhanced credibility with regulators and other external stakeholders.

•	A company-wide focus on talent management and organization development, including:

¡	Clear goals and expectations for leadership;

¡	Maintained emphasis on leadership development and overall talent management; and

¡	Concluded several key executive transitions including those of General Counsel and Chief Investment Officer.

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•	Enhanced visibility and leadership within the industry:

¡	Improved corporate reputation through personal visibility in media and other vehicles; and

¡	Increased industry leadership through involvement in trade organizations and other avenues.

Although company performance generally met or exceeded plan and the Committee considered Mr. Watjen’s individual performance to be excellent, both the Committee and Mr. Watjen recognize that the overall environment was difficult. With respect to shareholder return, the Committee notes the following:

•	Total shareholder return for the year was negative;

•	The Committee believed the negative return primarily reflected broader stock market trends impacting the financial services sector and not the result of the company’s performance; and

•	On a relative basis, the company’s share price outperformed when measured against the S&P 500, the S&P Life Insurance index, and our Proxy Peer Group (as shown on page 37).

The Committee therefore concluded that Mr. Watjen’s total compensation should be lower than that generated only by measuring company and individual performance.

In calculating and awarding compensation, the Committee also considers the various compensation components absent the accounting and actuarial considerations required in the Summary Compensation Table on page 70. On this more simplified basis, the Committee considers Mr. Watjen’s year over year compensation to be:

2008 AND 2007 TOTAL CEO COMPENSATION(1)
Executive	Year	Salary	Annual Incentive(2)	Long-Term Incentive(3)	All Other Compensation(4)	Total
Mr. Watjen	2008	$1,094,902	$2,268,750	$4,268,395	$149,815	$7,781,862
	2007	1,041,667	2,000,000	7,222,500	119,997	10,384,164

(1)	The amounts in the table reflect the principal elements of Mr. Watjen’s compensation for 2008 and 2007 that the Committee considered when they made these compensation decisions.

(2)	For 2008 performance, the annual incentive amounts were determined by the Committee in February 2009 and paid in March 2009. For 2007 performance, the annual incentive amounts were determined by the Committee in February 2008 and paid in March 2008.

(3)	The long-term incentive amounts were determined by the Committee and granted in February 2009 based on 2008 performance and in February 2008 based on 2007 performance.

(4)	The all other compensation amounts paid in 2008 are further detailed in the All Other Compensation table on page 72 and the Summary Compensation Table on page 70. The all other compensation amounts paid in 2007 were reported in the All Other Compensation table and Summary Compensation Table in the 2008 Proxy.

Please note that this comparison is not a substitute for the required Summary Compensation Table and a reconciliation of the required Summary Compensation Table and the 2008 and 2007 Total Compensation table is located on page 66.

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Compensation Discussion and Analysis	2009 Proxy Statement

Annual Base Salary

How often are base salaries reviewed?

The Committee reviews base salaries for named executives on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in base salaries, if any, are determined after an evaluation of several factors, including company performance, individual performance, the individual’s level of responsibility, and the budgeted amount for merit increases for the year. Base salaries are also compared to those within the appropriate peer group and to those of other executives in the company.

How is the base salary for the CEO determined?

The base salary for Mr. Watjen is determined primarily by his individual performance, his overall level of responsibility and the performance of the company. The Committee also considers comparisons with the Proxy Peer Group.

Mr. Watjen’s individual performance is evaluated annually by the Board of Directors based on two primary factors.

The first factor is a set of individual goals agreed upon by Mr. Watjen and the Board. His 2007 goals, which were considered by the Committee in setting his 2008 salary, included:

•	Continuing to improve the performance of Unum US while successfully meeting the obligations of our regulatory settlements;

•	Positioning the balance sheet to create long-term customer and shareholder value;

•	Developing and deepening the leadership at all levels of the company; and

•	Improving stakeholders’ perception of Unum as an industry leader.

The second factor is an assessment by each Board member of Mr. Watjen’s performance, as well as Mr. Watjen’s evaluation of his own performance, taking into account the following criteria as established by the Committee:

•	Financial results;

•	Operating effectiveness;

•	Ethics and professional integrity;

•	Regulatory compliance;

•	Strategic planning;

•	Leadership;

•	Talent management and management succession;

•	Corporate culture;

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•	Stakeholder relations;

•	Transparency; and

•	Communications.

As part of this process, each Board member provides Towers Perrin with his or her confidential performance evaluation of Mr. Watjen. Towers Perrin provides a summary of these evaluations to the Committee prior to its February meeting at which CEO compensation is determined.

On January 1, 2008, Mr. Watjen received an increase of $19,400 to his 2007 base salary of $1,050,000 to replace the value of perquisites that were eliminated as of that date. Effective March 1, 2008, the Committee raised Mr. Watjen’s base salary to $1,100,000 after considering all of the criteria listed above. They placed particular emphasis on the company’s financial results, the positive impact of rating agency upgrades and Mr. Watjen’s leadership in successfully meeting the obligations of the California and multistate regulatory settlements. The total percentage increase in Mr. Watjen’s base salary from 2007 to 2008 was 4.8%.

At its February 2009 meeting, the Committee decided not to grant a base salary increase for 2009 to Mr. Watjen. This decision reflected input from Mr. Watjen regarding his views about compensation in this challenging environment.

How are the base salaries of other named executives determined?

The primary factors for determining base salaries for the named executives other than Mr. Watjen are individual performance, pay in relation to the market (using the Towers Perrin Study), pay in relation to peers, and responsibilities of their respective positions. Additionally, each named executive is evaluated by Board members, Mr. Watjen and Mr. McCarthy (in the case of Mr. Best), as well as by peers and colleagues based on the following general factors:

•	Performance against individual goals;

•	Creation of business and enterprise value;

•	Management of the business;

•	Ethics and professional integrity;

•	Development of organizational talent;

•	Regulatory compliance;

•	Leadership;

•	Customer focus;

•	Judgment and decision-making; and

•	Expertise and competence.

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After taking these factors into consideration as well as the financial performance of the company during 2007, the accomplishments related to the California and multistate regulatory settlements, the successful rollout of our Simply Unum product and service platform, and Colonial Life’s sales and rebranding efforts, the Committee approved the following increases to the base salaries of the named executives other than Mr. Watjen, effective March 1, 2008: Mr. Greving’s salary was increased from $390,000 to $420,000, or 7.7%; Mr. McCarthy’s salary was increased from $525,000 to $565,000, or 7.6%; Mr. Best’s salary was increased from $480,000 to $515,000, or 7.3%; and Mr. Horn’s salary was increased from $440,000 to $475,000, or 8.0%. Base salary earnings of the named executives for 2008 are reflected in the Salary column of the Summary Compensation Table on page 70.

At its February 2009 meeting, the Committee decided not to grant base salary increases for 2009 to the named executives and certain other key senior officers. This decision reflected input from the CEO regarding his views about compensation in this challenging environment. As a result, the base salaries of these executives will be maintained at current levels in 2009.

Annual Incentive Awards

The purpose of the annual incentive is to reward performance based on the achievement of both company and individual goals. The Management Incentive Compensation Plan (MICP) of 2008, which became effective January 1, 2008, is our principal vehicle for annual incentive compensation. Our named executives participate in the Executive Officer Incentive Plan (EOIP), which is part of the 2008 MICP.

Under the EOIP, the Committee establishes objective performance measures in the beginning of the year. If this goal is achieved, each named executive is eligible to receive the maximum award provided for in the plan for that performance year. By designing the program in this way, the company believes it increases the likelihood these awards will be deductible under the “performance-based compensation” exception to Section 162(m) of the Internal Revenue Code (the $1 million cap on deductibility), while maximizing flexibility to pay appropriate bonuses. For 2008, the goal established by the Committee for this purpose was two times the amount of operating earnings needed to pay dividends and cover interest on our debt. That amount was $360.2 million and the goal was exceeded.

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How does the plan work?

First, the company must meet the corporate performance threshold as described above. Once that threshold is met, company and business unit performance as a percentage of target is calculated. That percentage is agreed upon by the Committee. Individual performance for each named executive is then established by the Committee and a percentage assigned.

As shown in the table below, the corporate performance percentage is multiplied by the individual performance percentage to reach an overall percentage of the annual incentive target.

ANNUAL INCENTIVE FORMULA
Beginning of Each Year		Application of Annual Incentive Criteria/ Award Determination						Final Review by the Committee

Threshold and Target performance goals set and approved by the Committee	Company Performance (%)	x	Target Incentive for Position ($)	x	Individual Performance (%)	=	Annual Incentive ($)	(1)

(1)	Committee exercises discretion as to the final payment considering all performance factors, including, but not limited to the quality of financial results and personal contributions to these results.

What were the performance targets for 2008?

In February of each year, the Committee sets targets for several performance measures with the levels or ranges of payment for each target. Performance measures and their respective targets are established for the company as a whole (Unum Group) as well as for each of our business operations (Unum US, Colonial Life, and Unum UK), and weightings are assigned to each performance measure based on its relative importance to the company or business unit as well as on its potential impact on stockholder returns. At the end of each year, the Committee evaluates performance against each measure, comparing the actual results to the targets established for each.

The 2008 performance measures and their weightings in determining the annual incentive awards are as follows:

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2008 ANNUAL INCENTIVE AWARD PERFORMANCE TARGETS
Performance Measure	Component Weighting	Target
Unum Group

Pre-tax operating income	40%	$1,270.9 million

Return on equity	25%	11.16%

Revenue	25%	$10,588.3 million

Operating expenses	10%	$219.8 million

Unum US

Pre-tax operating income	40%	$795.0 million

Earned premium	20%	$5,947.9 million

Sales	15%	$743.7 million

Operating expense ratio	10%	17.43%

Service	15%	100%

Colonial Life

Pre-tax operating income	40%	$257.9 million

Sales	25%	$368.5 million

Service	15%	100%

Earned premium	10%	$982.7 million

Operating expense ratio	10%	17.64%

Unum UK

Pre-tax operating income	40%	£166.7 million

Service	20%	100%

Earned premium	15%	£495.1 million

Sales	15%	£73.0 million

Operating expense ratio	10%	18.97%

NOTE: For purposes of the annual incentive plan, pre-tax operating income is net income adjusted to exclude income tax and net realized investment gains and losses. Return on equity is calculated by taking operating income after tax, which is net income adjusted to exclude after-tax realized investment gains and losses and dividing it by stockholders’ equity adjusted to exclude the net unrealized gain or loss on securities and the net gain on cash flow hedges. Revenue is calculated by taking total revenue and excluding net realized investment gains or losses.

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How are these performance measures and their respective targets selected?

We believe these performance targets represent long-term drivers of shareholder value. Company performance is measured from several perspectives with these targets. The growth and competitiveness of the company are measured using sales, earned premium and revenue targets. Profitability achievement is measured using pre-tax operating income. Capital management effectiveness is measured using return on equity. Effective and efficient customer service is measured using the service and operating expense ratio targets. Each measure is weighted based on its relative importance to the achievement of the company’s business plan and shareholder value.

How are the annual incentive awards of the named executives related to the performance of Unum Group and the performance of its individual business operations?

The portion of each named executive’s annual incentive award that is tied to Unum Group’s performance and the performance of the company’s business operations differ. Mr. Watjen’s and Mr. Greving’s incentive awards for results achieved in 2008 were based entirely (100%) on the results of Unum Group for each of its performance measures as described above. For Mr. McCarthy and Mr. Best, 25% of their award was based on Unum Group performance and 75% on Unum US performance. For Mr. Horn, 25% of his award was based on Unum Group performance, and the remaining 75% was based on Colonial Life performance.

For Mr. McCarthy, Mr. Best and Mr. Horn, we believe basing a portion of annual incentive awards on the performance of Unum Group best reflects the contribution each makes to the effective management of the total company.

Does the Committee take into consideration any exceptions when determining Unum’s performance?

When the Committee set the performance measures and weightings for 2008, it established a list of items that would be excluded from the calculation of the company’s performance for purposes of the annual and long-term incentive plans. Among these items were:

•	Reserve adjustments resulting from accounting or regulatory law changes that were not included in the 2008 plan;

•	The impact of any acquisitions, divestitures, or block reinsurance transactions not included in the plan;

•	The effect of any regulatory, legal or tax settlements not included in the plan; and

•	The impact of fluctuating currency exchange rates not already assumed in the 2008 plan.

In measuring financial results for 2008, the Committee excluded only the fluctuating currency exchange rates from their calculation, since the net effect of the other items resulted in an adjustment which was found to be immaterial.

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Compensation Discussion and Analysis	2009 Proxy Statement

If the corporate performance threshold is met, how does the Committee exercise its discretion with respect to the amount of actual incentive paid?

The Committee is authorized by the plan to exercise its discretion to reduce, but not to increase, the size of awards to named executives. In exercising this discretion, the Committee considers the achievement by each individual of the performance targets listed in the table titled “2008 Annual Incentive Award Performance Targets” on page 52. Also considered are the target amounts payable to each executive once the performance targets are achieved. Other factors may also be taken into consideration by the Committee, including, but not limited to: achievement of non-financial goals; economic and relative performance considerations; and assessments of individual performance.

The actual incentive payout to each named executive is currently and has historically been much less than the maximum award allowed by the plan.

What are the annual incentive targets and how are they determined?

The Committee sets individual annual incentive targets for each named executive. These targets are stated as a percentage of each individual’s base salary, and are established based on a number of factors, including the approximate median of the Proxy Peer Group for the CEO and the Towers Perrin Study for other named executives as previously discussed on page 43. The Committee also considered each individual’s target relative to other named executives, given their respective levels of responsibility. For 2008, the annual incentive targets (as a percentage of base salary) for the named executives were: 150% for Mr. Watjen; 65% for Mr. Greving; 100% for Mr. McCarthy; 90% for Mr. Best; and 80% for Mr. Horn.

What was the total annual incentive cash payment made to each named executive for 2008?

Based on the company’s performance against targets, each named executive received the amounts shown in the table below. These amounts can also be found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 70.

	ANNUAL INCENTIVE PAID IN 2009(1)			(Based on Performance in 2008)

Executive	Annual Incentive Target (% of Salary)	Annual Incentive Target ($)	2008 Annual Incentive Paid ($)	As a % of Target
Mr. Watjen	150%	$1,650,000	$2,268,750	138%
Mr. Greving	65%	273,000	411,520	151%
Mr. McCarthy	100%	565,000	689,293	122%
Mr. Best	90%	463,500	532,923	115%
Mr. Horn	80%	380,000	425,053	112%

(1)	Total compensation for 2008 performance is outlined in the table on page 65.

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2009 Proxy Statement	Compensation Discussion and Analysis

How did the Committee arrive at these payout amounts?

As described in this section, the Committee considers company and individual performance when determining annual incentive award amounts for named executives.

Company and Business Performance

In determining company and business unit performance the Committee considers the factors outlined on page 38. The Committee also compared the company and business unit performance to the annual incentive targets outlined on page 52. The Committee concluded that the performance of Unum Group exceeded all the targets and was above plan at 110%. With respect to the three business units, each of them met or exceeded all goals with the exception of sales. The Committee concluded that each business unit was at plan on an overall basis.

Individual Performance

The Committee evaluates individual performance by considering company and business unit results, individual contributions to those results, performance against individual performance plans, input from the company’s 360 degree review process, and a formal evaluation by the Board of Directors. A detailed description of Mr. Watjen’s performance is outlined on page 46. In the case of named executives, Mr. Watjen’s recommendation is also considered.

Mr. Watjen recommended to the Committee that his 2008 annual incentive award be lower than that received in 2007. This recommendation reflected his views regarding the environment and the company’s stock performance. The Committee considered this feedback but felt that in light of Mr. Watjen’s performance, a higher payout was appropriate. After considering all of these factors, the Committee concluded that Mr. Watjen’s individual performance metric was 125%.

Therefore, Mr. Watjen’s overall annual incentive as a percentage of target is 138%, which is arrived at by multiplying the company performance factor (110%) by his individual performance factor (125%).

A similar process was followed for each of the other named executive officers.

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Compensation Discussion and Analysis	2009 Proxy Statement

Long-Term Incentive Awards

As outlined in our compensation philosophy above, our goal is to align the long-term interests of management and stockholders. The long-term incentive program creates this alignment by tying a substantial portion of the executive’s compensation directly to the company’s stock price. The awards, which are a combination of stock options and restricted stock units, are granted under the Stock Incentive Plan of 2007.

How are long-term incentive awards paid to named executives?

We currently provide a mix of stock options and restricted stock units as part of our long-term incentive program for named executives. Seventy-five percent of the award is granted as restricted stock units and 25% is granted as stock options as described below. This mix was based on a review of peer practices and ensures that a portion of each executive’s compensation is tied to the increase of our stock price over the long term.

Is there a company performance threshold established for the long-term incentive awards similar to that in place for the annual incentive?

As is the case with the EOIP, for 2008, the company performance threshold established by the Committee for the long-term incentive program was two times the amount of operating earnings needed to pay dividends and cover interest on our debt. That threshold was $360.2 million and was exceeded.

If the threshold associated with the long-term incentive is achieved, each named executive is eligible to receive the maximum award, set by the Committee, for that performance year. By designing the program in this way, the company believes this increases the likelihood that these long-term incentive awards will be deductible under the “performance-based compensation” exception to Section 162(m), while maximizing flexibility to grant appropriately sized awards.

If the company threshold is met, how does the Committee exercise its discretion with respect to awards for each named executive?

The Stock Incentive Plan authorizes the Committee to exercise its discretion to reduce, but not to increase, the size of awards to named executives. The Committee considers the individual’s long-term incentive target along with the performance targets listed in the table on page 52. Other factors may also be taken into consideration by the Committee, including, but not limited to: achievement of non-financial goals; economic and relative performance considerations; and assessments of individual performance.

The long-term incentive award granted to each named executive has historically been much less than the maximum award.

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2009 Proxy Statement	Compensation Discussion and Analysis

What are restricted stock units?

Restricted stock units, granted on the basis of the performance of the company and the individual, are valued in terms of company stock but no actual stock is issued at the time of grant. Instead, company stock is only issued when the grant actually vests. Restricted stock units differ from restricted stock in two ways:

•	Dividends are not paid in the form of cash on a quarterly basis but rather as additional restricted stock units; and

•	There are no stockholder voting rights until the award is settled in shares.

We believe that the process of dividend reinvestment associated with restricted stock units helps achieve our objective of closely aligning named executives’ compensation with stockholder interests.

What are the performance targets for long-term incentive awards?

Each year at its February meeting, the Committee establishes corporate performance measures for the long-term incentive award program. Much like the annual incentive plan, each factor is then weighted based on its relative importance to the company or business unit as well as on its potential impact on stockholder returns. Awards are then granted to each named executive based on these performance measures, and the awards vest based on the executive’s continued service over a three-year period.

This structure serves both objectives of our compensation philosophy, including the retention of key executives and linking compensation to performance. The one-year performance goals that determine the awards to be granted give our named executives strong incentives to meet corporate performance objectives. At the same time, the three-year vesting requirement both helps us retain the named executive and links the value of the award to the performance of the company during that period.

The corporate performance factors for 2007 (for grants awarded in February 2008) were:

•	Before-tax operating earnings (excluding realized investment gains and losses), which was weighted at 40% with a target of $1,009.3 million;

•	Return on equity, weighted at 40% with a target of 9.4%; and

•	Revenue (excluding realized investment gains and losses), which was given a 20% weighting with a target of $10,480.6 million.

How are individual long-term incentive grants determined?

At its February meeting, in addition to establishing corporate performance measures, the Committee sets an individual target for each named executive. These targets are set as a percentage of base salary for each named executive.

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Compensation Discussion and Analysis	2009 Proxy Statement

After the end of each year, the Committee assesses the company’s performance and compares the actual corporate results to the targets established for each measure. The Committee first determines an award amount expressed in U.S. dollars. Then, 75% of the award is converted to a number of restricted stock units using the closing price of the stock on the grant date. The remaining 25% is converted to stock options based on the Black-Scholes value of the stock options on the grant date.

In February 2008, based on 2007 performance, the Committee approved the following grants of restricted stock units and stock options for the named executives as outlined in the following table:

	LONG-TERM INCENTIVE PAID IN 2008(1)				(Based on Performance in 2007)

Executive	Long-Term Incentive Target	Long-Term Incentive Target	2007 Long-Term Incentive Paid	As a % of Target	Shares of Restricted Stock Units Granted (Feb. 2008)	Stock Options Granted (Feb. 2008)
	(% of Salary)	($)	($)	(%)	(#)	(#)
Mr. Watjen	350%	$3,675,000	$7,222,500(2)	197%	180,787	331,519
Mr. Greving	90%	351,000	573,885	164%	24,174	n/a
Mr. McCarthy	125%	656,250	1,272,969(3)	194%	33,898	52,969
Mr. Best	100%	480,000	884,800(4)	184%	24,794	33,507
Mr. Horn	90%	396,000	747,460(5)	189%	20,455	29,623

(1)	The 2007 Long-Term Incentive was granted in February 2008 based on the performance in 2007.

(2)	The 2007 Long-Term Incentive Paid includes an additional award granted in 2008 in recognition of Mr. Watjen's individual contributions during 2007. Mr. Watjen received $1,500,000 in stock options in recognition of his work in the turnaround of the company, improved rating agency ratings, leading the company through the RSA/CSA process, and strategic initiatives such as Simply Unum, which prepare the company for the future. Mr. Watjen's remaining Long-Term Incentive was paid in the form of 75% restricted stock units and 25% stock options.

(3)	The 2007 Long-Term Incentive Paid includes an award granted in 2008 in recognition of Mr. McCarthy's individual contributions during 2007. Mr. McCarthy received $200,000 in stock options in recognition of his achievements in leading the Unum US organization, the completion of the RSA/CSA process, and his progress in defining the strategic direction of Unum US. Mr. McCarthy's remaining Long-Term Incentive was paid in the form of 75% restricted stock units and 25% stock options.

(4)	The 2007 Long-Term Incentive Paid includes an additional award granted in 2008 in recognition of Mr. Best's individual contributions during 2007. Mr. Best received $100,000 in stock options in recognition of his contributions to the Simply Unum offering and development of continuous improvement programs across Unum US, Colonial Life and Unum UK. Mr. Best's remaining Long-Term Incentive was paid in the form of 75% restricted stock units and 25% stock options.

(5)	The 2007 Long-Term Incentive Paid includes an additional award granted in 2008 in recognition of Mr. Horn's individual contributions during 2007. Mr. Horn received $100,000 in stock options in recognition of his achievements in positioning the business for the long-term, including enhancing the distribution capabilities at Colonial Life, expansion of the enrollment capabilities and re-branding to better position Colonial Life in the market. Mr. Horn's remaining Long-Term Incentive was paid in the form of 75% restricted stock units and 25% stock options.

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2009 Proxy Statement	Compensation Discussion and Analysis

In February 2008, based on a review of the median of market data, (i.e. the Proxy Peer Group for the CEO and the Towers Perrin Study for the other named executives), as well as each individual’s target relative to other named executives given their respective levels of responsibility, the Committee set the individual targets for each of our named executives as shown in the table below. Based on this review, the Committee increased Mr. Watjen’s long-term incentive target from 350% to 400%, Mr. McCarthy’s long-term incentive target from 90% to 150%, Mr. Best’s long-term incentive target from 90% to 125%, and Mr. Horn’s long-term incentive target from 90% to 100%.

As is the case with the annual incentive award, the Committee considers both corporate and business unit performance as well as individual performance in determining long-term incentive awards.

Corporate and Business Unit Performance

The corporate performance factors and weightings for 2008 (for grants awarded in 2009) were unchanged from 2007 and were as follows:

•	The target for before-tax operating earnings (excluding realized investment gains and losses) was $1,270.9 million;

•	The target for return on equity was 11.16%; and

•	The target for revenue (excluding realized investment gains and losses) was $10,588.3 million.

The Committee determined that based upon achievement against the factors noted above as well as the overall performance of Unum Group and the business units, the corporate performance was above plan at 120%.

Individual Performance

The Committee evaluates individual performance by considering company and business unit results, individual contributions to those results, performance against individual performance plans, input from the company’s 360 degree review process, and a formal evaluation by the Board of Directors. In the case of other named executives, Mr. Watjen’s recommendation is also considered.

As is the case for calculating the annual incentive awards outlined on page 55, the Committee takes the individual performance factor for each named executive and multiplies it by the corporate performance factor (120%) to arrive at the long-term incentive payment as a percentage of target.

With respect to Mr. Watjen, this calculation would have produced a higher long-term incentive award than was paid. Mr. Watjen’s award was capped at 97% of target due to a specific provision in the plan which limits the overall number of shares which may be awarded. The Committee specifically noted that this lower long-term incentive award was not the result of individual performance but rather a function of the plan cap on total shares.

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Compensation Discussion and Analysis	2009 Proxy Statement

	LONG-TERM INCENTIVE PAID IN 2009(1)				(Based on Performance in 2008)

Executive	Long-Term Incentive Target	Long-Term Incentive Target	2008 Long-Term Incentive Paid	As a % of Target	Shares of Restricted Stock Units Granted (Feb. 2009)	Stock Options Granted (Feb. 2009)
	(% of Salary)	($)	($)	(%)	(#)	(#)
Mr. Watjen	400%	$4,400,000	$4,268,395	97%	281,557	239,796
Mr. Greving	90%	378,000	521,642	138%	34,409	29,306
Mr. McCarthy	150%	847,500	1,220,397	144%	80,501	68,562
Mr. Best	125%	643,750	849,750	132%	56,052	47,739
Mr. Horn	100%	475,000	598,503	126%	39,479	33,624

(1)	The 2008 long-term incentive was paid in February 2009 based on the performance in 2008.

Why are these performance targets selected?

These performance targets represent what we believe to be long-term drivers of shareholder value. Value creation is measured on the basis of growth, profitability and effective capital management. Long-term growth is measured using overall company revenue as the target. Profitability achievement is measured using pre-tax operating income. Capital management effectiveness is measured using return on equity. Consistent with our annual incentive plan, each measure is weighted based on its relative importance to the achievement of the company’s long-term business plan.

Does the company have a policy for recouping performance-based compensation in the event of an earnings restatement?

In February 2009, the Committee adopted a policy on the recoupment of performance-based compensation. If the company makes a material restatement of its financial results, then the Board will, to the extent permitted by applicable law, seek recoupment of performance-based compensation paid to any senior officer. The Board will take this action if it determines that: (1) the senior officer has committed or engaged in fraud or willful misconduct that resulted, either directly or indirectly, in the need to make such restatement; and (2) such performance-based compensation paid or awarded to the senior officer would have been a lesser amount if calculated using the restated financial results. The amount of performance-based compensation to be recouped will be determined by the Board after taking into account the relevant facts and circumstances. Performance-based compensation includes annual cash incentive awards, bonuses and all forms of equity compensation. The company’s right to recoup compensation is in addition to other remedies that may be available to us under applicable law.

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2009 Proxy Statement	Compensation Discussion and Analysis

Retirement and Workplace Benefits

What employee benefits does Unum provide its named executives and other employees?

We provide a benefits package for employees and their dependents, portions of which are paid for, in whole or in part, by the employee. Benefits include: life, health, dental, vision, and disability insurance; pension; 401(k); dependent and healthcare reimbursement accounts; tuition reimbursement; an employee stock purchase plan; paid time off; holidays; and a matching gifts program for charitable contributions. Named executives have the same benefits package as other employees.

In April 2000, the company purchased corporate owned life insurance (COLI) on all officers who gave their approval. In the event of death while still employed, the company provides a death benefit to the executive’s beneficiary in the amount of $200,000 (this amount is shown in the appropriate column of the Termination table on page 84). Of the named executives, Mr. Horn was the only one who was not an employee of the company at that time, and therefore he is not covered under a COLI policy.

What types of retirement plans does Unum offer?

We sponsor a tax-qualified, defined benefit pension plan. We also provide a non-qualified pension plan for employees whose benefits under the tax-qualified plans are limited by the Internal Revenue Code. Base pay and regular annual incentive awards are counted toward the defined benefit pension plans; long-term incentives are not. In addition to the qualified and non-qualified pension plans, Mr. Watjen also has a supplemental executive retirement plan under the terms of his employment agreement.

For a complete description of pension benefits for the named executives, please see the “2008 Pension Benefits” section beginning on page 77. Pension benefits are calculated using base pay and annual incentive awards.

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Compensation Discussion and Analysis	2009 Proxy Statement

Perquisites and Other Personal Benefits

With approval of the Committee, Unum replaced the majority of the perquisites offered to named executives with a salary increase of equivalent value effective January 1, 2008. Mr. Watjen received a salary increase of $19,400 and the other named executives each received an increase of $12,400. Because this amount is considered salary, we place no requirements or restrictions on its use.

The company does continue to provide the following limited perquisites:

•	Limited personal use of corporate aircraft by Mr. Watjen up to a maximum of 40 hours per year (with no tax gross-up on any income attributed to this perquisite);

•

For certain company functions, attendance of a spouse/guest of the named executive is expected. The company attributes income to the named executive for his attendance, and the attendance of his spouse or guest, when required under Internal Revenue Service regulations. A tax gross-up is provided on the income attributed to this perquisite; and

•

A tax gross-up is provided for non-resident state taxes when any employees travel to other company locations outside of their primary state of employment and incur state income tax based on another state’s law (see the Summary Compensation Table footnote (7) for additional details).

A detailed table of executive perquisites is included as footnote (7) to the Summary Compensation Table on page 70.

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2009 Proxy Statement	Compensation Discussion and Analysis

Contracts

Employment Agreements

Mr. Watjen is the only named executive covered under an employment agreement. Under the terms of his agreement, Mr. Watjen is entitled to the following compensation:

•	Base salary of $1,100,000;

•	A target annual incentive of not less than 150% of his base salary, excluding any special or supplemental bonuses that may be awarded;

•	Eligible for annual equity grants and/or cash-based awards as determined by the Committee;

•	Participation in all saving, retirement, health, welfare and fringe benefit programs generally available to our other senior executive officers;

•	A minimum annual retirement benefit equal to 2.5% of his final average earnings multiplied by his years of service up to 20 years;

•	Post-retirement welfare benefit coverage for a period of three years following the date of termination; and

•	A lump-sum payment representing the increase in present value of his retirement benefit as if he had accumulated three additional years of age and service.

Mr. Watjen’s employment agreement, which was originally effective January 1, 2002, and amended on December 16, 2005, currently extends through December 16, 2010, and is subject to automatic one-year extensions unless either party gives notice of its intention not to renew at least 60 days prior to the extension date. Mr. Watjen’s amended and restated employment agreement was modified in 2008 to comply with the Internal Revenue Code Section 409A.

Mr. Watjen’s agreement prohibits him from using or divulging confidential information and from competing with us or soliciting our employees for a period of 18 months after his employment terminates. These non-competition and non-solicitation covenants would be terminated upon a change in control.

Time-Sharing Agreement

In 2007, the company entered into an aircraft time-sharing agreement with Mr. Watjen. Under this agreement, Mr. Watjen will reimburse the costs incurred by us beyond the first 40 hours of personal use by him of the corporate aircraft. In 2008, Mr. Watjen did not exceed 40 hours of personal use and therefore did not trigger the time-sharing arrangement.

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Compensation Discussion and Analysis	2009 Proxy Statement

Change in Control Agreements

Each of the named executives, other than Mr. Watjen, is covered by a change in control agreement with the company. Please refer to the “Terminations Related to a Change in Control” section on page 90 for more information.

Severance and Change in Control Benefits

The company provides severance benefits to all employees in the event of involuntary termination, other than for death, disability or cause. Mr. Watjen’s severance benefits are provided under his Amended and Restated Employment Agreement and are described in detail on page 88. The remaining named executives are generally covered under our Separation Pay Plan for Executive Vice Presidents. In general, we provide severance in order to give our employees competitive benefits with respect to the possibility of an involuntary termination of their employment.

In the event of a termination following a change in control, we provide a more generous severance benefit to Mr. Watjen and the other named executives. This is to ensure that stockholders have the benefit of our named executives’ undivided attention during the critical time before and after a major corporate transaction, even though the transaction may result in uncertainty with respect to the executives’ employment. These benefits are defined for Mr. Watjen under his employment agreement, and for the other named executives in Change in Control Severance Agreements. We describe these agreements in further detail in the section entitled “Terminations Related to a Change in Control” on page 90.

Total Compensation

What was the total compensation earned in 2008 by each named executive?

The Summary Compensation Table on page 70 provides an overview of executive compensation. However, because the Summary Compensation Table takes into consideration items such as the actuarial increase of the present value of pension benefits and the accounting cost of equity grants (versus their fair value at grant), we have included below a supplemental table that provides an overview of the primary elements of executive pay as the Committee considers it when making compensation decisions. Please note that the following table is not a substitute for the required Summary Compensation Table.

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2009 Proxy Statement	Compensation Discussion and Analysis

2008 AND 2007 TOTAL COMPENSATION(1)

Executive	Year	Salary	Annual Incentive(2)	Long-Term Incentive(3)	All Other Compensation(4)	Total
Mr. Watjen	2008	$1,094,902	$2,268,750	$4,268,395	$149,815	$7,781,862
	2007	1,041,667	2,000,000	7,222,500	119,997	10,384,164
Mr. Greving	2008	417,067	411,520	521,642	16,828	1,367,057
	2007	388,333	380,103	573,885	36,608	1,378,929
Mr. McCarthy	2008	560,401	689,293	1,220,397	56,750	2,526,841
	2007	510,833	502,660	1,272,969	60,867	2,347,329
Mr. Best	2008	511,234	532,923	849,750	28,742	1,922,649
	2007	473,333	407,970	884,800	50,223	1,816,326
Mr. Horn	2008	471,234	425,053	598,503	98,291	1,593,081
	2007	433,333	366,730	747,460	50,679	1,598,202

(1)	The amounts in the table reflect the principal elements of the named executives’ compensation for 2008 and 2007 that the Committee considered when they made these compensation decisions.

(2)	For 2008 performance, the annual incentive amounts were determined by the Committee in February 2009 and paid in March 2009. For 2007 performance, the annual incentive amounts were determined by the Committee in February 2008 and paid in March 2008.

(3)	The long-term incentive amounts were determined by the Committee and paid in February 2009 based on 2008 performance and in February 2008 based on 2007 performance.

(4)	The all other compensation amounts paid in 2008 are further detailed in the All Other Compensation table on page 72 and the Summary Compensation Table on page 70. The all other compensation amounts paid in 2007 were reported in the All Other Compensation table and Summary Compensation Table in the 2008 Proxy.

Why do we provide the 2008 and 2007 Total Compensation table in addition to the Summary Compensation Table on page 70?

The company provides the 2008 and 2007 Total Compensation table in addition to the Summary Compensation Table on page 70 because when making compensation decisions, the Committee primarily focuses on the value of awards at the date they are given to an executive versus the accounting treatment and timing of the award as reported in the company’s financial statements and required by the SEC rules applicable to the Summary Compensation Table.

The 2007 and 2008 Total Compensation table reflects salary received in the year, annual incentive awarded for that year’s performance, long-term incentive awarded for that year’s performance, and all other compensation as outlined on page 72. Inclusion of this table is not designed to replace the Summary Compensation Table, but rather to reflect the Committee’s decisions about compensation awarded to the named executive officers as a result of that year’s performance.

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Compensation Discussion and Analysis	2009 Proxy Statement

How does the above compensation relate to the Summary Compensation Table?

The following table shows the reconciliation between the 2007 and 2008 Total Compensation table above and the total in the Summary Compensation Table (page 70). In order to reconcile the two tables, the following adjustments should be made to the Summary Compensation Table:

•	Add the 2009 LTI grant for 2008 performance as this is accounted for in later years;

•	Subtract the accounting expense recognized in 2008 for all unvested grants, which include prior year grants; and

•	Subtract the change in pension value and non-qualified deferred compensation.

It is important to note that the substantial increase in the 2008 accounting expense for Mr. Watjen’s unvested grants is primarily the result of his reaching age 55 during the grant period. Please see page 69 for a discussion of the accounting treatment under SFAS 123(R) which accelerates this expense.

COMPENSATION RECONCILIATION

Executive	Summary Compensation Table	Grant Date Value of LTI Awarded in 2009 for 2008 Performance	Accounting Expense Recognized in 2008 for all Unvested Grants	Change in Pension Value and Non-Qualified Deferred Compensation	2008 and 2007 Total Compensation Table
	Total	Add	Subtract	Subtract	Total
Mr. Watjen	$13,943,923	$4,268,395	($8,903,456)	($1,527,000)	$7,781,862
Mr. Greving	1,788,978	521,642	(797,563)	(146,000)	1,367,057
Mr. McCarthy	3,283,862	1,220,397	(1,494,034)	(483,384)	2,526,841
Mr. Best	2,815,908	849,750	(1,476,009)	(267,000)	1,922,649
Mr. Horn	2,166,990	598,503	(1,081,412)	(91,000)	1,593,081

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2009 Proxy Statement	Compensation Discussion and Analysis

Policies and Practices

Equity Grant Practices

Equity grants awarded under the long-term incentive program are approved at a regularly scheduled meeting of the Committee, and the date of this meeting is typically set a year in advance. The date the equity grant is approved is considered the grant date, and as a result it is also the date upon which the stock price is based. This date is typically 2-3 weeks after the company’s earnings are released to the public.

For employees who are not required by Section 16 of the Securities Exchange Act of 1934 to report their trades of Unum stock, the CEO is authorized to make equity and deferred cash grants collectively totaling up to $300,000 per year (based on grant date value), and these grants are reported to the Committee annually. In 2008, Mr. Watjen made equity and deferred cash grants totaling $152,398. All other equity grants must be approved by the Committee in advance of the grant.

Stock Ownership, Retention and Sale

In order to align the long-term interests of management and stockholders and to promote a culture of ownership, we believe our senior executives should have a significant ownership stake in the company. With this in mind, certain senior executives including each named executive are required to retain a fixed percentage of the net shares (shares after tax withholding) received as compensation for a specified period of time. Both the percentage and time period are determined by the individual’s position with the company. Exceptions to this requirement may only be made by the Board of Directors.

Below is a table that shows, by position, Unum’s stock ownership guidelines as a multiple of salary as well as the retention guidelines for percentage of stock and time required to be held. Shares of common stock and restricted stock units count toward ownership, but stock options do not. Newly-promoted or newly-hired executives have five years to achieve the guideline, while current executives have three. Our management provides a report annually to the Committee that shows how each named executive’s ownership compares to the guidelines. Not meeting the guidelines may impact future equity grants. All of our named executives met the guidelines as of December 31, 2008.

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Compensation Discussion and Analysis	2009 Proxy Statement

		STOCK OWNERSHIP AND REQUIREMENTS					(as of December 31, 2008)

Executive	Common Stock(1)	Unvested Restricted		Total Current Ownership	Ownership as a % of Salary		Retention Requirements
		Stock(2)	Stock Units		Owned	Required	Retention %(3)	Holding Period(4)
Mr. Watjen	$10,540,694	$2,708,197	$3,405,028	$16,653,919	15x	5x	75%	3 years
Mr. Greving	629,573	400,644	465,093	1,495,310	4x	3x	60%	1 year
Mr. McCarthy	866,872	470,301	638,445	1,975,618	4x	3x	60%	1 year
Mr. Best	1,899,320	479,080	466,990	2,845,390	6x	3x	60%	1 year
Mr. Horn	470,059	439,518	385,262	1,294,839	3x	3x	60%	1 year

(1)	Amount includes shares held in certificate form, brokerage accounts and the 401(k) account. Shares were valued using a closing stock price of $18.60 on December 31, 2008.

(2)	Shares were valued using a closing stock price of $18.60 on December 31, 2008. These shares will vest over the next three years (see Vesting Schedule for Unvested Restricted Shares/Units on page 76 for vesting schedule).

(3)	Retention percentage is the net percentage of shares to be held after the payment of taxes.

(4)	After this holding period, the executive would then be able to sell the shares as long as his ownership guideline is met or would be reached in the time period allotted.

Are there policies in place that prohibit the sale or purchase of stock by named executives?

No named executive may purchase or sell options, puts, calls, straddles, equity swaps or other derivatives that are directly linked to Unum’s common shares. In addition, these individuals may not engage in transactions involving “short sales” of Unum stock or in any hedging transactions on Unum stock. These restrictions also apply to all of our executive officers, directors and members of their families sharing their households.

Our current policy imposes limits on the timing and types of transactions in Unum stock permitted by named executives and certain other officers. Among other restrictions, the policy allows officers to trade Unum common shares only during pre-determined window periods following earnings announcements, and only after they have pre-cleared transactions with our General Counsel or his designee.

68	Unum Group

2009 Proxy Statement	Compensation Discussion and Analysis

Tax and Accounting Considerations

Does the company take Section 162(m) of the Internal Revenue Code into account in designing its compensation programs?

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 per year on the amount of deductible compensation paid to the CEO and the other named executives, unless the compensation satisfies the “performance-based compensation” exception to Section 162(m). We have designed elements of our executive compensation program, including the annual incentives under the Executive Officer Incentive section of the Management Incentive Compensation Plan of 2008 and the long-term incentive awards under the Stock Incentive Plan of 2007, to increase the likelihood that these are deductible for federal income tax purposes. However, the Committee may from time to time pay compensation that is not deductible under Section 162(m) if it determines that paying such compensation is needed in order to attract, retain or provide incentive to our named executive officers.

What assumptions does Unum make in accounting for stock awards?

We account for stock-based payments under the requirements of SFAS 123(R). A complete discussion of the assumptions made as well as the financial impact of this type of compensation can be found in Notes 1 and 11 of the Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008. Additionally, the footnotes to the Summary Compensation Table and the Grants of Plan Based Awards table detail the assumptions for awards listed in those tables.

Did the company’s accounting for equity awards granted to named executives under SFAS 123(R) have any impact on the compensation reports in the Summary Compensation Table?

Yes. Because two of our named executives will become retirement-eligible in 2009 under our stock plan, accounting rules require us to recognize the expense of the full value of their awards by the time they reach retirement eligibility, thereby increasing the results reported under “Stock Awards,” “Option Awards” and “Total” shown in the Summary Compensation Table. This treatment is required whether or not we expect the named executive to retire, and whether or not they actually do.

Under our stock plan, if a participant retires from the company at age 55 with at least 15 years of service, he or she is eligible for vesting of certain unvested equity awards. As a result, SFAS 123(R) requires that we expense the full value of grants to retirement-eligible individuals by the time the participant reaches this combination of age and service.

During 2009, two of our named executives (Mr. Watjen and Mr. Best) will reach this combination of age and service. This means that we have recognized expenses during 2008 for awards granted to Mr. Watjen and Mr. Best, in 2008, over the time period from the date of grant to the date at which retirement eligibility is reached, which is less than the typical three year vesting period, thereby causing an acceleration of expense recognition for the awards granted to these named executives.

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Compensation Discussion and Analysis	2009 Proxy Statement

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	Total(1)(2)
		($)	($)	($)	($)	($)	($)	($)	($)
Thomas R. Watjen, President and Chief Executive Officer, and a Director	2008	$1,094,902	-	$6,468,927(3)	$2,434,529(4)	$2,268,750(5)	$1,527,000(6)	$149,815(7)	$13,943,923
	2007	1,041,667	-	2,658,543	522,201	2,000,000	1,001,000	119,997	7,343,408
	2006	991,667	-	1,414,551	-	1,562,500	586,000	140,987	4,695,705
Robert C. Greving, Executive Vice President, Chief Financial Officer and Chief Actuary	2008	417,067	-	797,563(3)	-	411,520(5)	146,000(6)	16,828(7)	1,788,978
	2007	388,333	-	403,972	-	380,103	92,000	36,608	1,301,016
	2006	380,002	-	261,870	-	263,031	97,000	29,848	1,031,751
Kevin P. McCarthy, Executive Vice President, President and Chief Executive Officer, Unum US	2008	560,401	-	1,310,050(3)	183,984(4)	689,293(5)	483,384(6)	56,750(7)	3,283,862
	2007	510,833	-	529,687	-	502,660	308,288	60,897	1,912,365
	2006	429,167	-	272,296	-	379,187	281,000	39,009	1,400,659
Robert O. Best, Executive Vice President, Chief Operating Officer, Unum US	2008	511,234	-	1,294,966(3)	181,043(4)	532,923(5)	267,000(6)	28,742(7)	2,815,908
	2007	473,333	-	559,384	-	407,970	140,000	50,223	1,630,910
	2006	433,333	-	290,361	-	355,798	156,000	49,326	1,284,818
Randall C. Horn, Executive Vice President, President	2008	471,234	-	1,006,622(3)	74,790(4)	425,053(5)	91,000(6)	98,291(7)	2,166,990
	2007	433,333	-	480,496	-	366,730	63,000	50,679	1,394,238
and Chief Executive Officer, Colonial Life

(1)	Amounts in this column reflect the total salary, stock awards, non-equity incentive plan compensation, change in pension value, non-qualified deferred compensation and all other compensation for the named executives.

(2)	In the past, Unum has had two corporate level officers involved in the strategy and operation of the company. Beginning in 2007, with the departure of a Senior EVP, the company no longer has two senior corporate officers at this level. As a result, there is more differentiation in the CEO's compensation relative to the other named executives. However, the CEO's target compensation levels continue to approximate the median compensation levels of peer companies.

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2009 Proxy Statement	Compensation Discussion and Analysis

(3)	Amounts in this column also reflect a full year of expense in 2008 for the September 11, 2007, Equity Performance grant compared to a partial year in 2007, based on the grant date. The amounts in this column reflect the dollar amount recognized for financial statement reporting for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R) of awards pursuant to the Amended and Restated Stock Plan of 1999 and the Stock Incentive Plan of 2007. The following table provides the expense by grant for each of the named executives. Additionally, the assumptions made in the valuation of these awards is included the Grants of Plan Based Awards table within footnotes (5) and (6) on page 73.

SFAS 123(R) EXPENSE BY STOCK AWARD GRANT
	Mr. Watjen		Mr. Greving		Mr. McCarthy		Mr. Best		Mr. Horn
Date of Grant	Shares	2008 SFAS 123(R) Expense	Shares	2008 SFAS 123(R) Expense	Shares	2008 SFAS 123(R) Expense	Shares	2008 SFAS 123(R) Expense	Shares	2008 SFAS 123(R) Expense
	(#)	($)	(#)	($)	(#)	($)	(#)	($)	(#)	($)
2/21/2008	180,787	$2,622,818	24,174	$163,878	33,898	$316,147	24,794	$359,706	20,455	$138,666
9/11/2007	300,000	1,620,152	60,000	324,030	120,000	648,061	100,000	540,051	100,000	540,051
2/23/2007	155,904	1,352,000	20,507	148,197	27,307	197,339	27,307	236,806	24,825	179,402
2/24/2006	125,000	873,958	17,610	123,123	21,240	148,503	22,656	158,403	21,240	148,503
4/17/2006	-	-	5,996	38,334	-	-	-	-	-	-
Total		$6,468,927		$797,563		$1,310,050		$1,294,966		$1,006,622

(4)	SFAS 123(R) EXPENSE BY OPTION AWARD GRANT
		Mr. Watjen		Mr. McCarthy		Mr. Best		Mr. Horn
	Date of Grant	Shares	2008 SFAS 123(R) Expense	Shares	2008 SFAS 123(R) Expense	Shares	2008 SFAS 123(R) Expense	Shares	2008 SFAS 123(R) Expense
		(#)	($)	(#)	($)	(#)	($)	(#)	($)
	2/21/2008	331,519	$1,791,238	52,969	$183,984	33,507	$181,043	29,623	$74,790
	2/23/2007	166,100	643,291	-	-	-	-	-	-
	Total		$2,434,529		$183,984		$181,043		$74,790

(5)	These amounts reflect the annual incentive awards to the named executives. These are discussed in further detail beginning on page 50 under the Annual Incentive Awards heading.

(6)	The amounts shown reflect the actuarial increase in present value since December 31, 2007, of the named executive’s benefits under all pension plans established by the company. The amounts were determined using interest rate and mortality rate assumptions consistent with those used in the company’s financial statements (see Note 9 of our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008, for those assumptions or within footnote 1 of the Pension Benefits table on page 78). The amount reported for Mr. McCarthy also includes the amount of above-market interest that exceeds 120% of the rate prescribed under section 1274(d) of the Internal Revenue Code. During 2008, that amount was $384.

(7)	“All Other Compensation” amounts are included within the following table:

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Compensation Discussion and Analysis	2009 Proxy Statement

2008 ALL OTHER COMPENSATION
	Mr. Watjen	Mr. Greving	Mr. McCarthy	Mr. Best	Mr. Horn
Tax Reimbursement Payments(a)	$38,122	$ -	$16,221	$8,877	$40,483
Club Memberships(b)	-	-	-	-	-
Personal Use of Company Aircraft(c)	61,043	-	-	-	-
Employee and Spouse/Guest Attendance at Company Business Functions (d)	7,646	128	9,609	2,430	52,808
Total Perquisites	$106,811	$128	$25,830	$11,307	$93,291
Matching Gifts Program(e)	400	7,500	7,500	750	5,000
Matching Contributions Under our 401(k) Retirement Plan	8,371	9,200	9,200	9,092	-
Non-resident State Taxes(f)	34,233	-	14,220	7,593	-
Total All Other Compensation	$149,815	$16,828	$56,750	$28,742	$98,291

(a)	The amounts shown in this row represent tax payments made by Unum on behalf of each named executive relating to other items in this table. The amounts shown for Mr. Watjen, Mr. McCarthy and Mr. Best relates to non-resident state taxes and attendance at a company sales conference. The amount shown for Mr. Horn is related to attendance at company events.

(b)	During 2008, Unum had a corporate membership to a club that was available to Mr. McCarthy for business and personal use. Mr. McCarthy paid for all personal use of this membership during 2008, including reimbursement to the company for the annual dues. No incremental costs were incurred. This corporate membership is being eliminated in 2009.

(c)	Mr. Watjen is allowed a maximum of 40 hours of personal use of the company aircraft. For purposes of compensation disclosure, the personal use of the company aircraft is valued using an incremental cost that takes into account fuel costs, landing fees, parking, weather monitoring, maintenance fees and on-board catering per hour of flight. Crew travel expenses are included based on the actual amount incurred for a particular trip. Fixed costs that do not change based on usage, such as pilot salaries and depreciation of the aircraft, are excluded. The lost tax deduction based on Mr. Watjen’s personal use of the corporate aircraft is $13,828 (which is not included in this table).

(d)	These expenses are related to the named executive’s attendance at company business functions. If gross up payments were calculated on these expenses, it has been included under “Tax Reimbursement Payments.” These amounts also include travel expenses related to Mr. McCarthy’s and Mr. Horn’s respective spouses or guests attending certain business functions where spousal or guest attendance was expected. Some of these trips included travel on the corporate aircraft; the incremental cost, as defined above, was used to determine amounts to be included.

(e)	Amounts represent matching gifts made on behalf of the named executive to qualified not-profit organizations and educational institutions. The Matching Gifts Program is available to all full-time employees and non-employee directors and will match eligible gifts from a minimum of $50 to an aggregate maximum gift of $7,500 per employee/non-employee director, per calendar year.

(f)	Many of our employees are required to travel to other company locations outside of their primary state of employment. While working in a state other than their primary state of employment, employees may be required to pay state income taxes to that state if days worked or earnings exceed an amount specified in state law. When this happens, we pay the state income tax on behalf of the employee and gross up the income amount for FICA and Medicare taxes.

72	Unum Group

2009 Proxy Statement	Compensation Discussion and Analysis

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	All Other Option Awards	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Max	Threshold	Target	Max	Number of Shares of Stock or Units(2)	Number of Securities Underlying Options(3)
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)/SH	($)
Mr. Watjen		412,500	1,650,000	3,300,000
	2/21/08								331,519	23.74	2,930,628	(5)
	2/21/08							180,787			4,291,883	(6)
Mr. Greving		68,250	273,000	546,000
	2/21/08							24,174			573,891	(6)
Mr. McCarthy		141,250	565,000	1,130,000
	2/21/08								52,969	23.74	468,246	(5)
	2/21/08							33,898			804,739	(6)
Mr. Best		115,875	463,500	927,000
	2/21/08								33,507	23.74	296,202	(5)
	2/21/08							24,794			588,610	(6)
Mr. Horn		95,000	380,000	760,000
	2/21/08								29,623	23.74	261,867	(5)
	2/21/08							20,455			485,602	(6)

(1)	This amount reflects the minimum level under the annual incentive plan which is 25% of the amount shown in the Target column. The maximum is 200% of such target. The target amounts are based on the individual's earnings for 2008 and their annual incentive target.

(2)	This grant of restricted stock was made on February 21, 2008, based on 2007 financial and individual performance and vests ratably over three years. This award was granted under the Stock Incentive Plan of 2007. More information is provided in the Long-Term Incentive Paid in 2008 table on page 58.

(3)	These options were granted on February 21, 2008, based on 2007 financial and individual performance and vest ratably over three years. More information is provided in the Long-Term Incentive Paid in 2008 table on page 58.

(4)	The amount shown is the closing market price for February 21, 2008.

(5)	The grant date fair value of options granted on February 21, 2008, was $8.84. The fair value on the date of grant was estimated using the Black-Scholes valuation model. The following assumptions were used to value the 2008 grant:

•	Expected volatility of 43 percent, based on our historical daily stock prices.
•	Expected life of 5.0 years, based on historical average years to exercise.
•	Expected dividend yield of 1.30 percent, based on the dividend rate at the date of grant.
•	Risk-free interest rate of 2.93 percent, based on the yield of treasury bonds at the date of grant.

(6)	The grant date fair value of stock awards for restricted stock was calculated as the number of shares multiplied by the closing market price on the grant date.

Unum Group	73

Compensation Discussion and Analysis	2009 Proxy Statement

	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards						Stock Awards
Name	Number Of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	(# Exercisable)	(# Unexercisable)		(#)	($)		(#)	($)	(#)	($)
Mr. Watjen	170,000	-		-	55.180	6/30/2009	328,668	6,113,225	-	-
	275,000	-		-	28.900	2/15/2010	-	-	-	-
	68,000	-		-	13.719	2/25/2010	-	-	-	-
	27,567	-		-	32.845	2/25/2010	-	-	-	-
	31,769	-		-	28.500	2/25/2010	-	-	-	-
	250,000	-		-	27.975	2/8/2011	-	-	-	-
	200,000	-		-	14.860	12/12/2011	-	-	-	-
	200,000	-		-	18.000	12/12/2011	-	-	-	-
	200,000	-		-	21.000	12/12/2011	-	-	-	-
	55,366	110,734		-	21.680	2/23/2015	-	-	-	-
	-	331,519	(3)	-	23.740	2/21/2016	-	-	-	-
Mr. Greving	3,650	-		-	44.606	2/12/2009	46,020	855,972	-	-
	25,000	-		-	28.900	2/15/2010	-	-	-	-
	18,130	-		-	13.719	2/25/2010	-	-	-	-
	25,000	-		-	27.975	2/8/2011	-	-	-	-
Mr. McCarthy	13,550	-		-	45.344	2/16/2009	59,610	1,108,746	-	-
	15,000	-		-	27.975	2/8/2011	-	-	-	-
	20,000	-		-	28.900	2/15/2010	-	-	-	-
	-	52,969	(3)	-	23.740	2/21/2016	-	-	-	-
Mr. Best	10,000	-		-	29.500	9/30/2009	50,863	946,052	-	-
	32,000	-		-	28.900	2/15/2010	-	-	-	-
	23,590	-		-	13.719	2/25/2010	-	-	-	-
	30,000	-		-	27.975	2/8/2011	-	-	-	-
	-	33,507	(3)	-	23.740	2/21/2016	-	-	-	-
Mr. Horn	-	29,623	(3)	-	23.740	2/21/2016	44,343	824,780	-	-

74	Unum Group

2009 Proxy Statement	Compensation Discussion and Analysis

(1)	This is the aggregate value of restricted stock and restricted stock units (including dividend equivalents) shown in the Number of Shares or Units of Stock That Have Not Vested column based on the closing price on December 31, 2008, of $18.60.

(2)	The amounts reported for the Equity Performance Grant made on September 11, 2007, are zero based on the year-end stock price. This grant does not begin to vest until the stock price reaches and maintains a minimum of $26 per share for twenty consecutive trading days. Therefore, since the company’s price had not reached this level prior to December 31, 2008, the threshold performance level was not met and there are no unearned units or value to report. The maximum number of restricted stock units (including dividend equivalents earned through December 31, 2008) that were awarded to each named executive is: Mr. Watjen 305,703; Mr. Greving 61,141; Mr. McCarthy 122,281; Mr. Best 101,901; and Mr. Horn 101,901.

(3)	Grants for Mr. Watjen, Mr. McCarthy, Mr. Best and Mr. Horn were made on February 21, 2008, under the Stock Incentive Plan of 2007 and vest ratably over three years.

Unum Group	75

Compensation Discussion and Analysis	2009 Proxy Statement

VESTING SCHEDULE FOR UNVESTED RESTRICTED SHARES/UNITS
	Number of Restricted Shares/Units Vesting
Vesting Date	Mr. Watjen	Mr. Greving	Mr. McCarthy	Mr. Best	Mr. Horn
February 21, 2009(1)	61,022	8,160	11,441	8,368	6,904
February 23, 2009(2)	51,968	6,836	9,102	9,102	8,275
February 24, 2009(2)	41,666	5,870	7,080	7,552	7,080
April 17, 2009(2)	-	1,998	-	-	-
February 21, 2010(1)	61,022	8,160	11,442	8,369	6,904
February 23, 2010(2)	51,968	6,836	9,103	9,103	8,275
February 21, 2011(1)	61,022	8,160	11,442	8,369	6,905
Total	328,668	46,020	59,610	50,863	44,343

(1)	The February 21 vesting dates relate to restricted stock units granted on February 21, 2008, from the Stock Incentive Plan of 2007. These restricted stock units include dividend equivalents earned through year-end 2008.

(2)	The February 23, February 24 and April 17 vesting dates relate to restricted stock granted from the Amended and Restated Stock Plan of 1999.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
	(#)	($)	(#)	($)
Mr. Watjen	-	-	$93,635	$2,217,277
Mr. Greving	-	-	14,704	348,091
Mr. McCarthy	-	-	16,182	383,190
Mr. Best	-	-	16,654	394,367
Mr. Horn	-	-	15,355	363,606

(1)	Each named executive withheld a portion of these shares to cover their taxes due upon vesting.

(2)	Amount calculated as the number of shares acquired multiplied by the closing price per share on the vesting date.

76	Unum Group

2009 Proxy Statement	Post-Employment Compensation

Post-Employment Compensation

2008 Pension Benefits

We maintain three defined benefit plans in the United States.

•

The Unum Group Pension Plan (Qualified Plan) provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The Qualified Plan was designed to provide tax-qualified pension benefits for most employees.

•	The Unum Group Supplemental Pension Plan (Excess Plan) provides unfunded, non-qualified benefits for compensation that exceeds the IRS limits in the Qualified Plan.

•

The Unum Group Senior Executive Retirement Plan (SERP), under which Mr. Watjen is the only active employee covered, provides unfunded, non-qualified benefits that are offset by benefits under the Qualified Plan and the Excess Plan. The SERP supplements the pension benefits that are provided under the Qualified and Excess Plans and was designed to provide competitive retirement benefits for Mr. Watjen.

Unum Group	77

Post-Employment Compensation	2009 Proxy Statement

Benefits payable to each named executive pursuant to our pension benefit plans are summarized in the following table.

PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)		Payments During Last Fiscal Year ($)
Mr. Watjen	Qualified	14.50	$243,000		-
	Excess	14.50	2,541,000		-
	SERP	14.50	3,306,000	(2)	-
Mr. Greving	Qualified	11.83	218,000		-
	Excess	11.83	459,000		-
Mr. McCarthy	Qualified	30.00	560,000		-
	Excess	30.00	1,523,000		-
Mr. Best	Qualified	14.50	715,000	(3)	-
	Excess	14.50	838,000		-
Mr. Horn	Qualified	5.00	87,000		-
	Excess	5.00	197,000		-

(1)	The “Present Value of Accumulated Benefits” is based upon a measurement date of December 31, 2008. Accordingly, all calculations utilize credited service and Pensionable Earnings as of the same date. The results shown are estimates only and actual benefits will be based upon data, pay, service, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on the measurement date SFAS No. 87 assumptions. Specifically, the accumulated benefit value calculations utilize a rate of 6.4% to discount expected future plan benefit payments to the measurement date, an annual increase in Social Security Wage Base of 3.5% to index the Qualified and Excess Plan benefits from the measurement date to commencement date and a post-commencement life expectancy assumption based upon the RP-2000 Combined Healthy Participant Mortality Table projected 8 years with Projection Scale AA. Other assumptions used in the calculations are based on our understanding of the disclosure regulations. In particular, participants are assumed to commence benefits at their unreduced retirement age in each of the plans. That is age 65 in the Qualified and Excess plans and, under the SERP, age 60 for Mr. Watjen. Also, no turnover (e.g., death, disability, termination, retirement) is assumed prior to retirement age.

(2)	Assumes retirement at unreduced retirement age of 60.

(3)	Amounts include the Colonial Pension Plan deferred vested monthly benefit of $4,895.94. Pension benefit is based on Post-Colonial Life benefit service and all (Colonial Life + Unum) vesting service.

78	Unum Group

2009 Proxy Statement	Post-Employment Compensation

How are benefits determined under the Qualified Plan?

Under the Qualified Plan, retirement benefits include: a basic benefit based upon retirement age, years of credited service, highest average earnings and Social Security covered compensation. The definitions of these terms are:

•	Credited service: A measure of the time individuals are employed at the company. One year of credited service is granted for each plan year in which 1,000 hours of employment are completed.

•	Highest average earnings: The average of the highest 5 years of compensation (whether or not consecutive) during the last 10 years of employment.

•

Social Security covered compensation: The average of the taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which an employee attains or will attain his or her Social Security retirement age.

As an annual single life annuity, the basic benefit for participants is equal to:

•

A percentage of highest average earnings (this can range from 3%, if the sum of an employee’s age and years of credited service is less than 30, to 8%, if the sum equals or exceeds 95), multiplied by years of credited service; added to

•	3.5% of highest average earnings in excess of Social Security covered compensation, multiplied by years of credited service.

•

This sum is divided by a conversion factor based on the individual’s retirement commencement age (equal to 9.0 for retirement at age 65 and increased by 0.2 for each whole year retirement occurs prior to age 65).

All benefits are indexed on the first day of each plan year following the participant’s date of termination using the National Average Wage rate of increase published by the Social Security Administration in the preceding year (minimum of 2.75% and maximum of 5.0%).

Benefits provided under the Qualified Plan are based on pensionable earnings (which are described below) up to a compensation limit of $230,000 under the Internal Revenue Code. In addition, benefits provided under the Qualified Plan may not exceed $185,000 (payable as a single life annuity beginning at any age from 62 through Social Security Normal Retirement Age) under the Internal Revenue Code.

What additional provisions are included in the Excess Plan and SERP?

The Excess Plan provides a benefit equal to the payment that would be provided under the Qualified Plan if the IRS compensation and benefit limits outlined above did not exist, minus the payment actually provided under the Qualified Plan. This plan takes into account pension benefits outside of the current Unum Qualified Plan. Mr. McCarthy was a member of prior Unum pension plans and accrues an additional benefit for his 21 years of service prior to 2000. Mr. Best was a member of the Colonial Pension Plan under which he has a deferred vested monthly single life annuity benefit of $4,896 payable at age 66 and an additional 22 years of vesting service.

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Post-Employment Compensation	2009 Proxy Statement

The benefit provided under the SERP is payable as an annuity beginning on the first day of the month following retirement. The SERP benefit for Mr. Watjen, expressed as an annual single life annuity, is equal to: 2.5% of Highest Average Earnings times years of service up to 20, minus the annual single life annuity provided under the Qualified Plan and the Excess Plan beginning on benefit commencement.

Mr. Watjen is presently the only named executive covered under the SERP benefit.

Are named executives eligible for pensions before normal retirement age?

Under the Qualified and Excess plans, participants may retire early at age 55 with five years of vesting service. However, pension benefits under those plans are reduced for commencement prior to normal retirement age (age 65 except for the Colonial Pension Plan portion of Mr. Best’s benefit which is reduced from age 66).

Under the SERP, Mr. Watjen is eligible for an unreduced pension at age 60, and the amount of his unreduced pension is shown in the Pension Benefits table above. If he terminates employment prior to age 60, the single life annuity will be reduced by 5% per year.

What types of compensation are used in the payment and benefit formula?

The payment and benefit formula incorporates: base pay received in each plan year during which the employee accrues credited service; and payments received from the regular annual incentive plan and any field or sales compensation plan.

Not included in the formula are other bonuses, long-term incentive awards, commissions, prize awards or allowances for incidentals.

Are additional years of credited service granted to participants?

Additional years of credited service are generally not granted to participants in any of the three plans, and no extra years of service have been granted to the named executives other than service granted under prior plans. Their respective years of credited service are included in the Pension Benefits table.

Are lump sum distributions available under the plan?

Lump sum distributions are only available under the plan to vested employees who have a present value of future pension benefits of $10,000 or less. None of the named executives are eligible for lump sum distributions from the qualified or excess plans, or the SERP. Based on current benefit levels, pension payouts for the named executives will be paid in the form of a monthly annuity.

80	Unum Group

2009 Proxy Statement	Post-Employment Compensation

Nonqualified Deferred Compensation

Does Unum have any nonqualified programs that allow named executives to defer compensation?

We do not have an active nonqualified program that allows for deferrals of compensation by our named executives. However, Mr. McCarthy does have a balance under an inactive plan, and his amounts are shown in the table below. This plan gave executives the opportunity to elect deferral amounts of their base salary and/or annual incentive and the time and form of the distribution of those amounts. The last year compensation deferral occurred under the plan was 2000.

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions In Last FY	Registrant Contributions In Last FY	Aggregate Earnings In Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last FYE
	($)	($)	($)	($)	($)
Mr. Watjen	-	-	-	-	-
Mr. Greving	-	-	-	-	-
Mr. McCarthy(1)	-	-	$4,900	-	$79,681
Mr. Best	-	-	-	-	-
Mr. Horn	-	-	-	-	-

(1)	Mr. McCarthy has a balance under an inactive Unum deferred compensation program that earned interest at a rate of 6.55%. The interest rate for this plan is set once each year at the rate which is equivalent to the interest rate Unum receives on the Unum America Consolidated Portfolio (consisting of bonds, commercial mortgage loans and preferred stocks). The amount of above-market interest that exceeds 120% of the rate prescribed under section 1274(d) of the Internal Revenue Code has been included in the Change in Pension Value & Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table on page 70.

Unum Group	81

82	Unum Group

2009 Proxy Statement	Other Post-Employment Payments

Other Post-Employment Payments

The amounts in the table below outline estimated payments to named executives under various termination scenarios. The table excludes amounts received as an annuity under our retirement plans and the intrinsic value of vested options, since these amounts are not impacted by a termination. The pension information is shown in the previous Pension Benefits table.

Termination of named executives can occur:

•	For cause or by voluntary resignation;

•	For good reason, absent a change in control;

•	As a result of a change in control;

•	As a result of disability; or

•	As a result of death.

What would be paid to executives under various termination scenarios?

Payments, or termination benefits, are provided to the named executives as outlined in the following table. In the event of termination as a result of death, payments will be made to the named executive’s beneficiary.

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TERMINATION TABLE
Termination Scenario(1)	Mr. Watjen	Mr. Greving	Mr. McCarthy	Mr. Best	Mr. Horn
Termination for Cause or Voluntary Resignation(2)
Total	$ -	$ -	$ -	$ -	$ -
Termination Without Cause or Resignation with Good Reason (CEO)(3)
Severance(4)	$7,614,900	$630,000	$847,500	$772,500	$712,500
Prorated Annual Incentive(5)	1,438,300	-	-	-	-
Early Vesting of Equity(6)	4,978,216	-	-	-	-
Benefit Continuation(7)	52,816	-	-	-	-
Outplacement Services(8)	50,000	50,000	50,000	50,000	50,000
Pension Enhancement(9)	3,808,000	-	-	-	-
Total	$17,942,232	$680,000	$897,500	$822,500	$762,500
Disability
Prorated Annual Incentive(5)	$1,438,300	$411,520	$689,293	$532,923	$425,053
Early Vesting of Equity(10)	6,113,225	855,972	1,108,709	946,052	824,761
Disability Benefits(11)	235,908	179,918	248,357	144,313	197,147
Total	$7,787,433	$1,447,410	$2,046,359	$1,623,288	$1,446,961
Death
Prorated Annual Incentive(5)	$1,438,300	$411,520	$689,293	$532,923	$425,053
Early Vesting of Equity(10)	6,113,225	855,972	1,108,709	946,052	824,761
Group Life Insurance Benefits(12)	50,000	50,000	50,000	50,000	50,000
Corporate Owned Life Ins.(13)	200,000	200,000	200,000	200,000	-
Total	$7,801,525	$1,517,492	$2,048,002	$1,728,975	$1,299,814
Termination Related to a Change in Control
Severance(14)	$7,614,900	$1,600,206	$2,260,000	$1,957,000	$1,710,000
Prorated Annual Incentive(5)	1,438,300	411,520	689,293	532,923	425,053
Early Vesting of Equity(15)	8,956,261	1,424,580	2,245,923	1,893,730	1,772,440
Benefit Continuation(16)	52,816	24,483	43,461	24,195	27,048
Outplacement Services(8)	50,000	50,000	50,000	50,000	50,000
Pension Enhancement(17)	3,808,000	227,000	468,000	285,000	202,000
Estimated Tax Gross Up(18)	5,828,744	838,038	1,842,247	1,139,253	1,205,133
Total	$27,749,021	$4,575,827	$7,598,924	$5,882,101	$5,391,674

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2009 Proxy Statement	Other Post-Employment Payments

(1)	All termination scenarios in the table assume a termination date of December 31, 2008. The amounts in the table exclude amounts received as an annuity under our retirement plans and the “in-the-money” value of vested unexercised stock options held by the named executive since these amounts are not impacted by a termination.

(2)	In the event of termination for cause or voluntary resignation without good reason at any time before reaching retirement status under the applicable plan, named executives would not receive severance or other benefits from us, other than benefits that had been accrued including: (a) any unpaid salary through the date of termination, (b) accrued vacation, and (c) benefits accrued under the retirement plan.

(3)	Mr. Watjen is the only named executive that can resign with good reason in the absence of a change in control.

(4)	Severance: Under Mr. Watjen’s employment agreement, he would be eligible for severance of three times the sum of his annual base salary and the average annual incentive paid to him in the three years prior to the date of termination. Additional details related to his employment agreement are provided below. The remaining named executives would receive 18 months base salary under the terms of the Unum Group Severance Pay Plan for Executive Vice Presidents.

(5)	Prorated Annual Incentive: Under Mr. Watjen’s employment agreement, he would receive a prorated annual incentive through the termination date based on the average annual incentive paid to him in the three years prior to the date of termination. For the remaining named executives, only in the event of job elimination would the named executive receive a prorated annual incentive through the date of termination, which is adjusted for corporate performance. In the event of job elimination as of December 31, 2007, the prorated annual incentive amounts would be as follows: Mr. Greving $411,520, Mr. McCarthy $689,293, Mr. Best $532,923 and Mr. Horn $425,053.

(6)	Early Vesting of Equity: Under Mr. Watjen’s employment agreement, stock options, restricted stock and other equity based awards granted after July 1, 1999 (with the exception of the Equity Performance Grant) will vest as of the date of termination to the extent such awards would have vested if he had remained continuously employed by the company through the expiration of the Agreement term. The amount in the table represents the value of all awards which would have vested through December 16, 2010 at a market price of $18.60 (December 31, 2008, close price). For the remaining named executives, only in the event of job elimination would they receive early vesting of outstanding equity and it would be prorated. In the event of job elimination as of December 31, 2008, the prorated early vesting of equity awards would be as follows: Mr. Greving $562,297, Mr. McCarthy $708,158, Mr. Best $629,126 and Mr. Horn $555,712. These amounts represent the value of the prorated shares at a market price of $18.60 (December 31, 2008, close price).

(7)	Benefit Continuation: Under Mr. Watjen’s employment agreement, he is to receive health and welfare benefits at the same level, terms and conditions that existed prior to termination for a period of 36 months. The amounts shown reflect the cost of the retiree medical (access only) rates which would be available to Mr. Watjen in the event of termination.

(8)	Outplacement Services: In the event that a named executive terminates and is eligible for severance, he is also eligible for outplacement benefits, which are paid directly to the provider. The company policy for all named executives is the lesser of 20% of base salary or $50,000.

(9)	Pension Enhancement: Under Mr. Watjen’s employment agreement, he is to receive a lump sum payment representing the increase in present value of his retirement benefits as if he had accumulated three additional years of age and service. The amount in the table reflects this lump-sum payment which would be due under this termination scenario.

(10)	Early Vesting of Equity in event of Disability or Death: Per the terms of the Stock Incentive Plan of 2007 and the Amended and Restated Stock Plan of 1999 under which the equity awards are granted, all stock options would remain exercisable for a period of up to three years after the date of disability or death. All unvested restricted stock/units (with the exception of the Equity Performance Grant) would accelerate vesting as of the date of disability. With respect to the Equity Performance Grant, upon termination as a result of disability or death: (a) no performance restricted stock units will be settled until performance is certified by the Board, (b) if Threshold performance hurdles are not achieved, no PRSUs are earned, (c) if Threshold performance hurdles are achieved, earned PRSUs will be prorated based on the number of months of employment during the relevant performance period and the stock price upon the date of termination as a result of disability or death. The amounts in the table represent the value of equity awards that would vest in this termination scenario at a market price of $18.60 (December 31, 2008, close price).

(11)	Disability Benefits: Amounts shown represent the estimated lump-sum present value of all future payments which the named executive would be entitled to receive under our Long-term Disability program. Each named executive would be entitled to receive such benefits until he reaches age 65.

(12)	Group Life Insurance Benefits: We provide all full-time employees, including our named executives, with $50,000 of life insurance coverage at no cost to the employee.

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Other Post-Employment Payments	2009 Proxy Statement

(13)	Corporate Owned Life Insurance: In April 2000, we purchased Corporate Owned Life Insurance on all officers of the company who gave their approval. In the event of death while still employed, the company provides a death benefit to the named executive’s beneficiary in the amount of $200,000. Mr. Horn was not our employee at the time so there is no amount shown for him.

(14)	Severance in the event of a Change in Control: Mr. Watjen would receive severance of three times the sum of his annual base salary and the average annual incentive as described in footnote (4) above. For the remaining named executives, each is covered under a Change in Control Severance Agreement which provides severance of two times base salary and annual incentive (based on higher of pre-change-in-control salary and actual annual incentive or current salary and annual incentive target).

(15)	Early Vesting of Equity in the event of a Change in Control: The stock plans under which the equity awards are granted provide for immediate vesting of all unvested equity grants with the exception of the Equity Performance Grant (granted September 11, 2007). Upon a change in control, the equity performance grant would vest as follows for all named executives: (a) time and threshold performance hurdles would be deemed achieved, (b) the number of performance restricted stock units (PRSUs) earned are based on the stock appreciation curve, and paid at consummation of CIC. Of the remaining unearned PRSUs, 50% would convert to restricted stock units and would be settled at the earlier of involuntary termination without cause, termination for good reason or December 31, 2011 and the remaining 50% would be forfeited. The amounts in the table represent the value of all outstanding unvested equity awards at a market price of $18.60 (December 31, 2008, close price).

(16)	Benefit Continuation: Mr. Watjen would receive benefit as described in footnote (7) above. For the remaining named executives, the Change in Control Severance Agreements provide for health and welfare benefits at the same level, terms and conditions that existed prior to termination for a period of twenty-four months following the date of termination. The amounts shown reflect the estimated cost of the program which would be available to each named executive (i.e., retiree medical plan or COBRA).

(17)	Pension Enhancement: Mr. Watjen would be eligible for a lump sum payment representing the increase in present value of his retirement benefits as if he had accumulated three additional years of age and service as described in footnote (9) above. Under the terms of the Change in Control Severance Agreements, the remaining named executives would be eligible for a lump sum payment representing the increase in present value of the named executive’s retirement benefits as if each had accumulated two additional years of age and service. The amounts in the table reflect these lump-sum payments which would be due under this termination scenario.

(18)	Estimated Tax Gross-Up: If any payments to a named executive in connection with a change in control would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the company will provide an additional payment such that the named executive retain a net amount equal to the payments he would have retained if such excise tax had not applied. If the value of such payments (calculated in accordance with the IRS rules) exceeds the IRS limit by 10% or less, then the payments would be reduced to avoid the excise tax. Each of the named executive’s payments upon certain terminations following a change in control would exceed the IRS limit by more than 10%, and as a result, an additional payment would be made.

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2009 Proxy Statement	Other Post-Employment Payments

Terminations Not Related to a Change in Control

The company may terminate a named executive’s employment for cause, or without cause. Similarly, a named executive may voluntarily terminate his employment.

Cause generally means one or more of the following conditions:

•

The continued failure of the executive to substantially perform his or her duties (unless due to illness) after the Board (or CEO in the case of named executives other than the CEO) delivers a written demand specifically identifying the manner in which the executive is failing;

•	Willfully engaging in illegal conduct or gross misconduct that is harmful to the company; or

•	Conviction of a felony, or a guilty or no contest plea by the executive relating to a felony.

If there is no change in control, what benefits would a named executive receive in the event he is terminated for cause, or voluntarily resigns?

In the event a named executive is terminated for cause, or resigns, he would not receive severance or other benefits from the company, other than accrued benefits including (1) any unpaid salary through the date of termination, (2) accrued vacation, and (3) benefits accrued under the retirement plan. The amounts in the table above for each named executive in the event of a termination for cause is zero since the accrued benefits for salary and vacation are assumed to be paid as of December 31, 2008, and the retirement benefits will be paid as an annuity.

If there is no change in control, what equity grant(s) does the executive receive in the event he is terminated for cause or voluntarily resigns?

If a named executive is terminated for cause or voluntarily resigns, all unvested equity would be forfeited.

If there is no change in control, what benefits would be received if a named executive is terminated without cause?

Under the Severance Pay Plan for Executive Vice Presidents, every named executive other than Mr. Watjen would be eligible for severance benefits in the event of any of these situations:

•	Involuntary termination due to poor performance, other than for misconduct or cause (as defined above);

•	Job elimination; or

•	A decision to fill the position with a different resource consistent with the direction of the company.

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Other Post-Employment Payments	2009 Proxy Statement

Benefits payable to the named executives other than Mr. Watjen, in the event of a termination without cause in the absence of a change in control include:

•	A severance benefit of 18 months of base salary, paid as a lump sum following the execution of an agreement and general release; and

•	Outplacement services within reasonable limitations (currently the lesser of 20% of base salary or $50,000).

Why is Mr. Watjen not eligible to participate in the Severance Pay Plan for Executive Vice Presidents?

Mr. Watjen’s severance arrangement is covered by his Amended and Restated Employment Agreement, and therefore he is not covered by the Severance Pay Plan for Executive Vice Presidents. The amounts in the Termination table above detail the severance that he would be eligible for under various termination scenarios.

What are Mr. Watjen’s severance arrangements under his Amended and Restated Employment Agreement?

In the event Mr. Watjen’s employment is terminated without cause or he resigns for good reason (as defined in the next question), he will receive the following severance benefits:

•	An amount equal to three times the sum of his annual base salary and the average annual incentive paid to him in the three years prior to the date of termination;

•	Accrued obligations for salary and a pro-rata annual incentive based on actual performance for the portion of the year preceding termination;

•	A lump sum payment representing the increase in present value of his retirement benefit as if he had accumulated three additional years of age and service;

•	Continuation of health and welfare benefits for a period of up to three years substantially equivalent to those benefits which would have been provided if his employment had not been terminated;

•

Vesting of all equity awards granted after July 1, 1999 (with the exception of the Equity Performance Grant made on September 11, 2007, which is subject to the terms described below), to the extent these awards would have vested if he had remained employed through the expiration of the term of his agreement. Additionally, any options will remain exercisable through the later of:

¡	The post-termination expiration date specified in the original option agreement;

¡	December 31 of the year in which his termination of employment occurs; or

¡	The 15th day of the third month following his date of termination, but not exceeding the expiration of their initial term.

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2009 Proxy Statement	Other Post-Employment Payments

•	Accrued but unused vacation; and

•	Benefits accrued under the company’s retirement plans (to be paid in accordance with the terms of those plans).

How does vesting of the Equity Performance Grant work in the event of a non-change in control termination?

In the event of a voluntary resignation or company-initiated termination, all performance restricted stock units (PRSUs) are forfeited by the named executive.

In the event of retirement, disability, death or termination due to job elimination, the Board must certify that threshold performance hurdles are achieved. If this certification occurs, then PRSUs will be settled by:

•	Identifying the number of PRSUs that have been earned through the specific date based on the stock appreciation curve; and

•	Prorating these earned PRSUs based on the number of months the named executive was employed during the relevant performance period.

If the Board determines that threshold performance hurdles are not achieved, PRSUs are forfeited.

How is good reason defined in Mr. Watjen’s Amended and Restated Employment Agreement?

In addition to the grounds stated above, Mr. Watjen’s employment agreement states that he may resign for good reason if:

•	We fail to comply with the terms of employment in Mr. Watjen’s employment agreement;

•	We terminate Mr. Watjen’s employment except as expressly permitted in the employment agreement;

•	We fail to require a successor to assume the terms of the employment agreement;

•	We require Mr. Watjen to relocate to an office more than 35 miles from the executive’s location; or

•

We diminish the responsibilities of those to whom Mr. Watjen is required to report, including by requiring Mr. Watjen to report to a corporate officer or employee instead of reporting directly to the Board.

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Other Post-Employment Payments	2009 Proxy Statement

Are there steps the Board would be required to follow in order to terminate Mr. Watjen for cause?

The employment agreement outlines the steps the Board must follow to terminate Mr. Watjen for cause. The Board must:

•	Notify Mr. Watjen that a meeting has been called to consider the matter and provide him and his attorney an opportunity to be heard; and

•	Deliver to Mr. Watjen a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board outlining the reasons for his termination.

Terminations Related to a Change in Control

Unum offers separate Change in Control Severance Agreements to certain senior officers, as determined by the Committee. Each named executive other than Mr. Watjen is a party to such an agreement. Mr. Watjen’s Amended and Restated Employment Agreement prescribes his severance arrangement in the event of a change in control, and is discussed in more detail beginning on page 91.

What constitutes a change in control under the Change in Control Severance Agreements and Mr. Watjen’s Amended and Restated Employment Agreement?

A change in control takes place if any one of the following conditions exists:

•	“Incumbent directors” cease for any reason to make up a majority of the Board during any period of two consecutive years. An individual is considered an incumbent director if:

¡	He or she was serving as a director at the beginning of the two-year period; or

¡

His or her election as a new director is approved by the vote of at least 2/3 of the incumbent directors, unless his or her election or nomination as a director is the result of an actual or threatened election contest.

•	Any person or entity beneficially owns more than 20% of the combined voting power of the shares of Unum’s common stock, unless that entity is:

¡	A subsidiary of the company;

¡	An employee benefit plan maintained by the company or a subsidiary;

¡	An underwriter temporarily holding the company’s shares pursuant to an offering of shares;

¡	The result of a reorganization or sale that is a “non qualifying” transaction; or

¡

The result of a transaction (other than a “non-qualifying” transaction) in which the company’s voting securities are acquired, and where a majority of the incumbent directors approve a resolution providing expressly that such an acquisition does not constitute a change in control.

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2009 Proxy Statement	Other Post-Employment Payments

•	Upon the occurrence of certain transactions:

¡	The completion of a merger, consolidation, statutory share exchange or similar corporate transaction involving Unum or any of our subsidiaries that requires approval of our stockholders;

¡	The sale or other disposition of all or substantially all of our assets to an entity that is not an affiliate of the company; or

¡

Other specified transactions where essentially the ultimate control as it existed immediately prior to the transaction has not changed, and at least a majority of the directors of the surviving parent corporation were incumbent directors of the company prior to the transaction

•	The stockholders of the company approve a plan of complete liquidation or dissolution of Unum.

What severance benefits are provided to Mr. Watjen under his amended and restated employment agreement in the event of a change in control?

There are two differences to the bulleted list on page 88 that Mr. Watjen would receive in the event of a termination related to a change in control. First, continuation of health benefits in the event of a change in control, are still for a period of up to three years. However, if the health benefits after a change in control are not as favorable as the benefits he received before a change in control, then the more favorable benefits will be provided.

Second, equity awards which would vest are not limited to those that would have vested through the expiration of the term of his agreement. Instead, all awards would vest (see specific vesting information below with respect to the Equity Performance Grant made on September 1, 2007).

If any payments to Mr. Watjen in connection with a change in control would be subject to any excise tax under Section 4999 of the Internal Revenue Code, we will provide an additional payment so that Mr. Watjen would retain a net amount equal to the payments he would have retained if the excise tax had not applied, unless a reduction in the payments by no more than 10% would result in no excise tax being owed.

How is good reason defined for the purposes of the Change in Control Severance Agreements?

Good reason is defined as one or more of the following conditions:

•

The executive being assigned to duties inconsistent with his position, authority, duties or responsibilities, or any other action by us which diminishes any of these (except isolated, insubstantial or inadvertent action not in bad faith which is promptly remedied);

•	A material reduction in the executive’s annual base salary or annual incentive target that is in effect prior to a change in control;

•	Failure to continue any material employee benefit or compensation plan; or

•	The named executive being required to relocate to an office more than 50 miles from his location prior to the change in control.

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Other Post-Employment Payments	2009 Proxy Statement

What benefits are provided under the Change in Control Severance Agreements?

These agreements provide a number of benefits in the event we terminate a named executive’s employment without cause, or he or she resigns for good reason within a two-year period following a change in control.

The severance benefits include:

•	Payment of two times base salary and annual incentive, based on the higher of:

¡	Pre-change-in-control salary and actual annual incentive; or

¡	Current salary and annual incentive target.

•	Pro rata annual incentive for the year of termination, based on actual performance, and unpaid base salary through the date of termination;

•

A lump sum payment representing the increase in present value of his retirement benefit as if he had accumulated two additional years of age and service credit, including both qualified and supplemental plans;

•	Continued medical and dental coverage for two years (secondary to coverage obtained from a subsequent employer of the named executive);

•

Vesting of all equity-based awards, with the exception of the Equity Performance Grant received on September 11, 2007 (discussed below), although any equity award that constitutes non-qualified deferred compensation under Section 409A of the Code will vest immediately but not be paid until the date it would otherwise have been payable. If these equity awards are stock options, they shall remain exercisable for 90 days from the date of termination;

•

Payment of all deferred compensation except where the payment of such deferred compensation in a lump sum within 30 days after the date of termination would violate the terms of the plan, or result in taxes or penalties under Internal Revenue Code Section 409A of the Code; and

•	Outplacement services in accordance with company policy (currently the lesser of 20% of base salary or $50,000).

The above benefits are also provided for executives terminated prior to a change in control if the resignation or termination was made in accordance with all three of the following requirements:

•	On grounds that would have constituted a good reason or without cause termination if they had occurred following a change in control;

•	At the request of a third party who had signaled an intention to effect a change in control, or taken steps to that effect; and

•	A change in control involving the third party does occur.

92	Unum Group

2009 Proxy Statement	Other Post-Employment Payments

If any payments under the change in control agreements would be subject to any excise tax under Section 4999 of the Internal Revenue Code, we will provide an additional payment so that the executive retains a net amount equal to the payments each would have retained if the excise tax had not been applied, unless a reduction in the payments by no more than 10% would result in no excise tax being owed.

Upon a change in control, what would the named executive receive under the terms of the Equity Performance Grant the company made on September 11, 2007?

The company made a special grant of performance-based restricted stock units to each of the named executives on September 11, 2007. Upon a change in control, this grant would vest and be delivered to each of the named executives as follows:

•	Time and threshold performance hurdles would be deemed achieved;

•	The number of performance restricted stock units earned would be based on the stock appreciation curve and paid upon completion of the change in control; and

•	Of the remaining unearned performance restricted stock units:

¡	50% would convert to restricted stock units and would be settled at the earlier of involuntary termination without cause, resignation for good reason or December 31, 2011; and

¡	The remaining 50% would be forfeited.

General Releases, Waivers and Post Employment Covenants

When termination of employment is accompanied by severance payments, the former executive is required to release all claims he or she may have against the company. The release contains restrictions on the former executive with respect to confidentiality, solicitation of company employees, competition, and disparagement. The company also agrees to indemnify the former executive for certain actions taken on behalf of the company during his or her employment.

Unum Group	93

Compensation of Directors	2009 Proxy Statement

Compensation of Directors

Who is responsible for determining the compensation of directors?

The Human Capital Committee, which seeks advice from Towers Perrin, is responsible for determining the compensation of directors. The retainer and fee arrangements for non-employee directors are contained in the Non-Employee Director Compensation Plan of 2004 (“Director Plan”).

How often does Unum review director compensation?

Compensation for outside directors is reviewed on an annual basis. It was last changed in March 2007 based on a competitive assessment of non-employee director compensation at our peer companies, as described below.

What benchmarking or research is done with regard to director pay?

Director compensation is compared to those of companies in two peer groups:

•	The Proxy Peer Group described in the Compensation Discussion and Analysis; and

•	A general industry peer group consisting of 65 companies with market capitalizations ranging from $5 billion to $12 billion included in Towers Perrin’s outside director database.

As with executive pay, peer group data helps us understand the director compensation practices of other companies. The Committee uses the median of this peer group as a reference point for setting director compensation in order to ensure that we can attract and retain directors with the appropriate leadership experience and skills.

94	Unum Group

2009 Proxy Statement	Compensation of Directors

How are directors compensated?

Non-employee directors are paid an annual retainer of $80,000. In addition to the annual retainer:

•	Each director receives an annual grant of restricted stock units of $50,000;

•	The Chairman of the Board receives a retainer of $40,000 per quarter in addition to the annual retainer;

•	The chair of the Audit Committee receives an additional retainer of $15,000;

•	The chairs of the standing committees (other than the Audit Committee) receive an additional retainer of $7,500 annually;

•	Non-employee directors are paid $2,000 for each meeting they attend in person and $500 for each conference call meeting of the Board and of the committees on which they participate; and

•	Directors’ expenses associated with attending meetings of the Board and committees, or other meetings relating to company business, are paid by Unum.

Retainers are prorated for a director who joins the Board or becomes the chair of a committee after the Annual Meeting. Non-employee directors can elect to receive all or a portion of their cash compensation in deferred share rights (the right to receive one share of common stock on the payment date) under the terms of the current non-employee directors’ plan.

Mr. Watjen, because he is an employee of the company, is not compensated for his services as a director of the company or as a director of any of its subsidiaries.

The table below provides details of the compensation of each person who served as a non-employee director during 2008.

Unum Group	95

Compensation of Directors	2009 Proxy Statement

NON-EMPLOYEE DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
	($)	($)	($)	($)	($)	($)	($)
E. Michael Caulfield	$122,000	$49,472	-	-	$2,458	$7,438	$181,368
Jon S. Fossel	255,500	49,472	-	-	2,795	2,649	310,416
Pamela H. Godwin	111,500	49,472	-	-	5,946	1,150	168,068
Ronald E. Goldsberry	116,875	49,472	-	-	5,362	2,000	173,709
Kevin T. Kabat(6)	78,667	15,901	-	-	189	-	94,757
Thomas Kinser	114,000	49,472	-	-	4,667	1,688	169,827
Gloria C. Larson	119,625	49,472	-	-	6,298	-	175,395
A. S. (Pat) MacMillan, Jr.	119,000	49,472	-	-	1,213	-	169,685
Edward J. Muhl	112,000	49,472	-	-	-	938	162,410
Michael J. Passarella	129,500	49,472	-	-	814	938	180,724
William J. Ryan	116,500	49,472	-	-	4,127	-	170,099

(1)	These amounts include annual and Committee retainers which were paid in cash or deferred. Mr. Kabat’s annual retainer amount was prorated for 2008. The amount of annual compensation placed into deferred share rights was: Mr. Caulfield - $122,000; Mr. Fossel - $80,000; Ms. Godwin - $48,500; Dr. Goldsberry - $116,875; Mr. Kabat - $60,000; Mr. Kinser - $85,250; Ms. Larson - $119,625; Mr. Passarella - $10,000; and Mr. Ryan - $3,250.

As of December 31, 2008, the aggregate number of deferred share rights of our non-employee directors is as follows:

Mr. Caulfield	11,312	Mr. Kabat	2,539	Mr. MacMillan	2,875
Mr. Fossel	12,454	Mr. Kinser	17,497	Mr. Passarella	2,892
Ms. Godwin	21,010	Ms. Larson	24,266	Mr. Ryan	13,356
Dr. Goldsberry	18,346

(2)	As part of their annual compensation, Board members were granted $50,000 which was converted into 2,053 restricted stock units on May 22, 2008, under the Unum Group Stock Incentive Plan of 2007. The amounts shown are the SFAS 123(R) expense taken during 2008 for these units. Mr. Kabat received a prorated grant of 1,741 restricted stock units during 2008.

96	Unum Group

2009 Proxy Statement	Compensation of Directors

(3)	Two of our current board members have outstanding stock options. The aggregate number of option awards outstanding at the end of the year for each is as follows: Dr. Goldsberry — 5,533; and Mr. MacMillan — 5,995.

(4)	The amounts shown here represent dividend reinvestment earnings on deferred share rights in each director’s account.

(5)	Amounts represent matching gifts made on behalf of the named director, to qualified non-profit organizations and educational institutions. The Matching Gifts Program is available to employees and non-employee directors, and will match eligible gifts to qualified charities from a minimum of $50 to an aggregate maximum of $7,500 per non-employee director, per calendar year.

(6)	Mr. Kabat joined the Board of Directors on August 1, 2008.

Are there stock ownership guidelines for directors?

Effective January 2008, we adopted a requirement that directors must hold Unum shares with a value equal to three times their annual cash retainer of $80,000, or $240,000. Directors have five years from their date of election to reach the requirement.

Our management provides the Committee with an ownership summary for each director on an annual basis. The Committee will make a subjective assessment of the appropriate action to take for any director who is not reaching the ownership goal in a timely manner. As of December 31, 2008, seven of the 11 non-employee directors have met the ownership goal.

Under the company’s guidelines for director ownership, each director is expected to retain stock received as a result of director compensation for at least three years from the time the stock vests and retain at least the number of shares in the above ownership goal until retirement from the Board.

Do directors receive any other benefits?

Directors are eligible to participate in Unum’s employee matching gifts program, an important way for us to directly support non-profit organizations and educational institutions. Under this program, eligible gifts from a minimum of $50 to an aggregate maximum gift of $7,500 are matched on a $1 for $1 basis per year. Gifts to accredited colleges, universities, graduate schools, and secondary and elementary schools within the United States are matched on a $2 for $1 basis.

Are directors eligible for retirement pay?

The Board does not have a retirement plan for directors; however, one director did qualify for some form of retirement pay under a former plan. Dr. Goldsberry, as a director of the former UNUM Corporation, is entitled to receive an annual payment of $27,500 per year for four years. These payments will commence upon his departure from the Board.

Unum Group	97

Beneficial Ownership of Company Securities	2009 Proxy Statement

Beneficial Ownership of Company Securities

Detailed information about the stockholders with more than 5 percent of our common stock can be found in the table below, including beneficial ownership based on sole voting and shared voting power and investment (dispositive) power.

We do not know of any other person that is a beneficial owner of more than 5 percent of our common stock. Information is given as of the dates noted in the footnotes below.

BENEFICIAL OWNERSHIP
Name and Address of Beneficial Owner	Amount Beneficial Ownership(1)	Percent of Company Common Stock Outstanding
Relational Investors LLC
12400 High Bluff Drive, Suite 600	31,910,314(2)	9.63%
San Diego, CA 92130
FMR LLC
82 Devonshire Street	21,204,788(3)	6.40%
Boston, MA 02109
The Vanguard Group, Inc.
100 Vanguard Blvd.	17,182,573(4)	5.19%
Malvern, PA 19355

(1)	Beneficial ownership of securities is disclosed according to Rule 13d-3 of the Securities Exchange Act of 1934.

(2)	This information is based on information provided by Relational Investors LLC, which reflects beneficial ownership as of March 25, 2009. Relational Investors LLC has sole voting and dispositive power with respect to these shares.

(3)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009 by FMR LLC (formerly known as FMR Corp.), which reflects beneficial ownership as of December 31, 2008. FMR LLC reported that it had beneficial ownership of, and sole dispositive power with respect to, 21,204,788 shares of common stock, sole power to vote 1,850,188 shares, and shared voting and dispositive power for none of the shares. The Schedule 13G/A includes shares beneficially owned by Edward C. Johnson, 3d and family members; Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, in its capacity as investment adviser to various registered investment companies (18,736,460 shares, or 5.659%); Pyramis Global Advisors Trust Company, a bank and indirect wholly owned subsidiary of FMR LLC (1,679,598 shares, or .507%), as a result of its serving as investment manager of certain institutional accounts; and FIL Limited (“FIL”), a foreign-based qualified institution, which provides investment advisory and management services to non-U.S. investment companies and certain institutional investors (788,730 shares, or 0.238%). Mr. Johnson is Chairman of FMR LLC and FIL. The Schedule 13G/A states that Mr. Johnson and various family members, through their ownership of FMR LLC voting common stock and the execution of a stockholders’ voting agreement, may be deemed a controlling group with respect to FMR LLC. The Schedule 13G/A also states that although FMR LLC and FIL are of the view that they are not acting as a group for purposes of Section 13(d) under the Securities Exchange Act of 1934 and thus that the shares held by each need not be aggregated, FMR LLC has nonetheless filed the Schedule 13G/A on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.

(4)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009, by The Vanguard Group, Inc., which reflects beneficial ownership as of December 31, 2008. The Vanguard Group, Inc. reported that it had beneficial ownership of and sole dispositive power with respect to 17,182,573 shares of common stock, sole voting power with respect to 393,178 shares, and shared voting and dispositive power with respect to none of the shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and has sole voting power with respect to the 393,178 shares mentioned above, as a result of its serving as investment manager of collective trust accounts.

98	Unum Group

2009 Proxy Statement	Ratification of Selection of Independent Registered Public Accounting Firm

Ratification of Selection of Independent Registered Public Accounting Firm

(Item 2 on the Proxy Card)

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as independent registered public accounting firm (“independent auditor”) to audit our financial statements for the current fiscal year and is recommending their selection for ratification by the stockholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire. Although ratification is not legally required, we are bringing the appointment of Ernst & Young LLP before our stockholders in the interest of good corporate governance. In the event this appointment is not ratified, the Audit Committee will reconsider the decision of selecting Ernst & Young LLP.

What fees were charged by Ernst & Young LLP?

The fees charged by Ernst & Young LLP as our independent registered public accounting firm in 2008 and 2009 are described below.

Audit Fees

The aggregate fees and expenses related to professional services rendered by Ernst & Young LLP for audit services were $7,137,250 for fiscal year 2008 and $7,806,624 for fiscal year 2007. Services rendered by the firm were:

•	The fiscal year audit of our annual financial statements;

•	The interim reviews of the financial statements and internal control over financial reporting;

•	The interim reviews of the financial statements included in our quarterly reports on Form 10-Q; and

•	Services provided in connection with statutory and regulatory filings.

Audit-Related Fees

The aggregate fees and expenses related to professional services rendered by Ernst & Young LLP for audit-related services, comprised primarily of accounting consultations, SAS 70 reviews, and audit-related services for our employee benefit plans, were $477,888 for fiscal year 2008 and $523,073 for fiscal year 2007.

Tax Fees

The aggregate fees and expenses related to professional services rendered by Ernst & Young LLP for tax planning were $48,509 in fiscal year 2008 and $22,500 in fiscal year 2007.

All Other Fees

There were no fees billed during fiscal years 2008 or 2007 for products or services other than those reported above for audit, audit-related and tax services.

Unum Group	99

Ratification of Selection of Independent Registered Public Accounting Firm	2009 Proxy Statement

Who is responsible for retaining the independent auditor?

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor.

Does the Audit Committee have a policy of pre-approving services performed by the independent auditor?

Yes. As part of its responsibility, the Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. The policy provides for setting pre-approval limits for specifically defined audit and non-audit services. In pre-approving the services, the Committee considers whether such services are consistent with SEC rules on auditor independence. Specific approval by the Committee will be required if fees for any particular service or aggregate fees for services of a similar nature exceed the pre-approved limits. The Committee has delegated to its Chair authority to approve permitted services, and the Chair must report any such decisions to the Committee at its next scheduled meeting.

What is required for ratification of the independent auditor appointment?

Ratification of the appointment of Ernst & Young LLP as our registered independent public accounting firm requires the affirmative vote of at least a majority of the votes entitled to be cast by stockholders represented and entitled to vote at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

Proxies solicited by the Board of Directors will be voted FOR this proposal unless you specify otherwise in your proxy.

100	Unum Group

2009 Proxy Statement	Appendix A

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Year Ended December 31
	2008		2007
	(in millions)	per share*	(in millions)	per share*
Income from Continuing Operations, As Adjusted	$857.3	$2.51	$786.2	$2.21
Net Realized Investment Loss	(304.1)	(0.89)	(43.2)	(0.12)
Regulatory Reassessment Charges	-	-	(34.5)	(0.10)
Debt Extinguishment Costs	-	-	(36.1)	(0.10)

Income from Continuing Operations	553.2	1.62	672.4	1.89
Income from Discontinued Operations	-	-	6.9	0.02

Net Income	$553.2	$1.62	$679.3	$1.91

* Amounts per diluted common share

	As of December 31 (in millions)
	2008	2007**	2006
Total Stockholders’ Equity, As Adjusted	$6,772.0	$7,501.3	$6,989.8
Net Unrealized Gain (Loss) on Securities	(832.6)	356.1	534.8
Net Gain on Cash Flow Hedges	458.5	182.5	194.2

Total Stockholders’ Equity (Book Value)	$6,397.9	$8,039.9	$7,718.8

Average Equity, As Adjusted	$7,136.7	$7,034.3
Return on Equity	12.0%	11.2%

** Average adjusted for cumulative effect of accounting principle changes of $422.5 million effective January 1, 2007

	As of December 31
	2008
	(in millions)
Debt, As Reported	$2,449.9
Exclude Non-recourse Debt	843.2

Debt, As Adjusted	$1,606.7

Total Stockholders’ Equity, As Reported	$6,397.9
Exclude Net Unrealized Loss on Securities and Net Gain on Cash Flow Hedges	(374.1)
Exclude Northwind and Tailwind Capital	911.7

	5,860.3
Debt, As Adjusted	1,606.7

Total Capital, As Adjusted	$7,467.0

Debt to Capital Ratio	21.5%

Unum Group	101

Appendix B	2009 Proxy Statement

Appendix B

Directions to Annual Meeting

This year’s Annual Meeting will be held in Portland, Maine at Unum’s corporate campus located at 2211 Congress Street. The campus is located adjacent to Interstate 95 (Maine Turnpike) and the Portland International Jetport.

From Interstate 95 (Maine Turnpike)

Take Exit 46 and turn left at the end of the off ramp. Turn right onto Congress Street (Route 22). Once across the I-95 overpass, turn left into the Unum campus west entrance. Follow the posted signs to the meeting location.

From Portland International Jetport

Leave the airport terminal and travel north on Westbrook Street, then immediately left onto Jetport Boulevard. Turn right onto International Parkway. Continue through the traffic light across Congress Street to the east entrance of the Unum campus. Follow the posted signs to the meeting location.

From Interstate 295 (South)

From downtown Portland, travel south on I-295 to Exit 5B (Congress Street). Drive west on Congress Street (Route 22) for approximately 2.3 miles. Turn right at the east entrance to the Unum campus (next to the Elks Club and across from the jetport entrance). Follow the posted signs to the meeting location.

102	Unum Group

Unum Group	103

Admission Ticket

C123456789

000004		000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m. Eastern Daylight Time, on May 22, 2009.
Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/unm
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Pamela H. Godwin	☐	☐	☐	02 - Thomas Kinser	☐	☐	☐	03 - A.S. MacMillan, Jr.	☐	☐	☐

	04 - Edward J. Muhl	☐	☐	☐

		For	Against	Abstain

2.	Ratification of Selection of Ernst & Young LLP as Unum Group’s Independent Registered Public Accounting Firm for 2009.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEARS HEREON. IF STOCK IS HELD JOINTLY, SIGNATURES SHOULD APPEAR FOR BOTH NAMES. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR CUSTODIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

Admission Ticket

UNUM GROUP

ANNUAL MEETING OF STOCKHOLDERS

May 22, 2009

10:00 a.m. Eastern Daylight Time

2211 Congress Street, Portland, Maine 04122

This admission ticket admits only the named stockholder.

If you plan on attending the Annual Meeting in person, please bring this Admission Ticket or proof of ownership of the Company’s common stock and valid picture identification (such as a driver’s license or passport).

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are a Company stockholder.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting. For your safety, we reserve the right to inspect all personal items prior to admission to the Annual Meeting.

Your compliance is appreciated.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Unum Group

Annual Meeting of Stockholders

May 22, 2009

10:00 a.m., Eastern Daylight Time

2211 Congress Street, Portland, Maine 04122

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNUM GROUP

The undersigned hereby appoints Thomas R. Watjen and Liston Bishop III, or either of them, proxies, each with full power of substitution, acting jointly or by either of them if only one be present and acting, to vote and act with respect to all of the shares of common stock of the undersigned in Unum Group, at the Annual Meeting, upon all matters that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to the directions indicated on the reverse side of this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the Board of Directors’ recommendations provided on the reverse side of this card, and at their discretion on any matters that may properly come before the meeting.

This proxy card, when signed and returned, will also constitute voting instructions to the trustee for shares held in the Unum Group 401(k) Retirement Plan or to the broker-dealer for shares held in the Employee Stock Purchase Plan, the Stock Plan of 1999, and the Stock Incentive Plan of 2007. If voting instructions representing shares in the foregoing employee benefit plans are not received, those shares will not be voted.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. IF OTHER BUSINESS IS PROPERLY BROUGHT BEFORE THE MEETING, THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.